EXCHANGE AGREEMENT

                           DATED AS OF APRIL 22, 1999

                                      AMONG

                           399 VENTURE PARTNERS, INC.

                             FRANCIS P. JENKINS, JR.

                               ROYSTER-CLARK, INC.

                                       AND

                            ROYSTER-CLARK GROUP, INC.



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                                TABLE OF CONTENTS
                                -----------------

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ARTICLE 1 CLOSING, REDEMPTION AND MANNER OF EXCHANGE..............................................      3

          1.1.  Redemptions and Exchange of the Jenkins Exchange Shares...........................      3

          1.2.  RCG3 Securities Exchanged for Jenkins Exchange Shares.............................      3

          1.3.  Deliveries at Closing.............................................................      4

          1.5.  Time and Place of Closing.........................................................      4

ARTICLE  2 REPRESENTATIONS AND WARRANTIES.........................................................      4

          2.1. General Statement..................................................................      5

          2.2. Representations and Warranties of RCGI.............................................      5

               2.2.1.  Organization...............................................................      5

               2.2.2.  Power and Authority........................................................      5

               2.2.3.  Execution and Delivery by RCGI.............................................      5

               2.2.4.  Authorization..............................................................      5

               2.2.5.  Conflict...................................................................      6

               2.2.6.  Finder's Fees..............................................................      6

               2.2.7.  Solvency...................................................................      6

               2.2.8.  Securities Law Matters.....................................................      7

               2.2.9.  Necessary Funds............................................................      7

          2.3. Representations and Warranties of Principal Stockholder............................      7

               2.3.1.  Organization...............................................................      7

               2.3.2.  Good Standing..............................................................      7

               2.3.3.  Power and Authority........................................................      7

               2.3.4.  Execution and Delivery.....................................................      8

               2.3.5.  Ownership..................................................................      8

               2.3.6.  Authorization..............................................................      8

               2.3.7.  Conflict...................................................................      9

               2.3.8.  Subsidiaries...............................................................      9

               2.3.9.  Capitalization.............................................................      9

               2.3.10.  Financial Statements......................................................     10

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                                        i

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               2.3.11.  Absence of Liens..........................................................     10

               2.3.12.  Tax Matters...............................................................     11

               2.3.13.  Absence of Changes........................................................     12

               2.3.14.  Contracts.................................................................     13

               2.3.15.  Enforceability of Contracts...............................................     15

               2.3.16.  Permits...................................................................     15

               2.3.17.  Employee Benefit Plans....................................................     15

               2.3.18.  List of Employees.........................................................     16

               2.3.19.  Union Representation and Labor Relations..................................     17

               2.3.20.  Insurance.................................................................     17

               2.3.21.  Litigation and Claims.....................................................     17

               2.3.22.  Compliance with Law.......................................................     18

               2.3.23.  Environmental Matters.....................................................     18

               2.3.24.  Real Estate...............................................................     21

               2.3.25.  Intellectual Property.....................................................     22

               2.3.26.  Finder's Fees.............................................................     23

               2.3.27.  Assets....................................................................     24

               2.3.28.  Product Warranty..........................................................     24

               2.3.29.  Top Customers and Suppliers...............................................     24

               2.3.30.  No Undisclosed Liabilities................................................     24

               2.3.31.  Limitation on Warranties..................................................     25

               2.3.32.  Definition of Knowledge...................................................     25

          2.4. Representations and Warranties of 399 Venture......................................     25

               2.4.1.  Organization...............................................................     25

               2.4.2.  Power and Authority........................................................     25

               2.4.3.  Execution and Delivery by 399 Venture......................................     26

               2.4.4.  Authorization..............................................................     26

               2.4.5.  Conflict...................................................................     26

               2.4.6.  Finder's Fees..............................................................     26

ARTICLE  3 CONDUCT PRIOR TO THE CLOSING...........................................................     27

          3.1.  General...........................................................................     27
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                                                   ii

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          3.2.  Obligations of the Principal Stockholder..........................................     27

          3.3.  Reserved..........................................................................     29

          3.4.  Joint Obligations.................................................................     29

ARTICLE  4 CONDITIONS TO CLOSING..................................................................     30

          4.1.  Conditions to Obligations of Principal Stockholder................................     30

          4.2.  Conditions to RCGI's and 399 Venture's Obligations................................     32

ARTICLE  5 CLOSING................................................................................     33

          5.1.  Form of Documents.................................................................     34

          5.2.  The Company's Deliveries..........................................................     34

          5.3.  RCGI's Deliveries.................................................................     34

          5.4.  The Principal Stockholder Deliveries..............................................     34

          5.5.  399 Venture Deliveries............................................................     35

          5.6.  Other Transactions Occurring at the Closing.......................................     36

ARTICLE  6 POST CLOSING AGRE34ENTS

          6.1.  Post-Closing Agreements...........................................................     36

          6.2.  Confidentiality; Non Competition; Non-Solicitation................................     36

               6.2.1. Confidentiality.............................................................     36

               6.2.2. Non-Competition.............................................................     36

               6.2.3. Non Solicitation............................................................     37

          6.3.  Further Assurances................................................................     38

          6.4.  Transfer Taxes....................................................................     38

          6.5.  Agreement to Defend and Indemnify.................................................     38

          6.6.  Registration and Legend...........................................................     39

          6.7.  Section 351 Transaction...........................................................     39

ARTICLE  7 INDEMNIFICATION........................................................................     39

          7.1.  General...........................................................................     39

          7.2.  Certain Definitions...............................................................     39

               7.2.1. Damages.....................................................................     39

               7.2.2. Environmental Claim.........................................................     40

               7.2.3. Indemnified Party...........................................................     40

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                                       iii

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               7.2.4. Indemnifying Party..........................................................     40

               7.2.5. Third Party Claim...........................................................     40

          7.3.  The Principal Stockholder's Indemnification Obligations...........................     41

          7.4.  Survival of Indemnification Obligations...........................................     43

          7.5.  Limitation on Indemnification Obligations.........................................     44

          7.6.  RCGI's Indemnification Covenants..................................................     44

          7.7.  Indemnification Procedures........................................................     45

          7.8.  Cooperation on Environmental Claims...............................................     47

               7.8.1. RCGI's Rights to Remedial Action............................................     47

               7.8.2. The Principal Stockholder's Rights to Remedial Action.......................     47

               7.8.3. Minimization of Remedial Action Costs and Disruption of Operation...........     48

          7.9.  Mitigation........................................................................     48

          7.10. Indemnification Exclusive Remedy..................................................     48

ARTICLE  8 EFFECT OF TERMINATION/PROCEEDING.......................................................     49

          8.1.  General...........................................................................     49

          8.2.  Right to Terminate................................................................     49

          8.3.  Certain Effects of Termination....................................................     49

          8.4.  Remedies..........................................................................     50

          8.5.  Right to Damages..................................................................     50

          8.6.  Non-Solicitation..................................................................     50

          8.7.  Confidentiality...................................................................     51

ARTICLE  9 MISCELLANEOUS..........................................................................     51

          9.1.  Fees..............................................................................     51

          9.2.  Publicity.........................................................................     51

          9.3.  Notices...........................................................................     52

          9.4.  Entire Agreement; Interpretation..................................................     53

          9.5.  Non-Waiver........................................................................     54

          9.6.  Counterparts......................................................................     54

          9.7.  Severability......................................................................     54

          9.8.  Binding Effect; Benefit...........................................................     54

          9.9.  Assignability.....................................................................     54
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          9.10.  Governmental Reporting...........................................................     54

          9.11.  Applicable Law...................................................................     55

          9.12.  Waiver of Trial by Jury..........................................................     55

          9.13.  Consent to Jurisdiction..........................................................     55

          9.14.  Amendments.......................................................................     55

          9.15.  Construction.....................................................................     55

          Annex A  Redemptions-Shares and Amounts

          Annex B  Exchange-Shares and Amounts
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                                                    v

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                                TABLE OF EXHIBITS
                          (not part of this Agreement)

Exhibit A     -           List of Stockholders

Exhibit B     -           Material Consents

Exhibit C     -           Company Release

Exhibit D     -           Principal Stockholder Release

                                      -ix-

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                               TABLE OF SCHEDULES
                          (not part of this Agreement)

        2.3.2         Good Standing
        2.3.5         Ownership
                      (a)  Jenkins Shares
                      (b)  Encumbrances on Jenkins Shares
        2.3.6         Authorization
        2.3.7         Conflict
        2.3.9         Capitalization
        2.3.10        Financial Statements
        2.3.11        Absence of Liens
        2.3.12        Tax Matters
        2.3.13        Absence of Changes
        2.3.14        Contracts
        2.3.17        Employee Benefit Plans
        2.3.18        List of Employees
        2.3.19        Union Representations and Relations
        2.3.20        Insurance
        2.3.21        Litigation and Claims
        2.3.22        Compliance with Law
        2.3.23        Environmental Matters
        2.3.24        Real Estate
        2.3.25        Intellectual Property
        2.3.27        Sufficiency of Assets; Assets of Affiliates; Inventory
        2.3.28        Product Warranty
        2.3.29        Customers and Suppliers
        2.3.30        Undisclosed Liabilities

                                      -x-

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                             TABLE OF DEFINED TERMS
                          (not part of this Agreement)

Defined Term                                                            Page


399 Venture ........................................................      1
399 Venture Shares .................................................      3
Affiliate ..........................................................      5
Agreement ..........................................................      1
Ancillary Documents ................................................      4
Assets .............................................................      9
Business ...........................................................      1
CERCLA .............................................................     17
Claim Notice .......................................................     43
Class A Common Stock ...............................................      3
Closing.............................................................      4
Closing Date .......................................................      4
Code ...............................................................     10
Common Stock .......................................................      1
Company...... ......................................................      1
Company Release ....................................................     29
Company Software ...................................................     22
Compensation Plans .................................................     14
Competing Business .................................................     35
Contaminant ........................................................     17
Contracts ..........................................................     14
control.............................................................      6
Court Order.........................................................      5
Debentures..........................................................      1
Defending Party ....................................................     42
Employee Benefit Plans .............................................     15
Encumbrance.........................................................      8
Environmental Claims ...............................................     38
Environmental Laws .................................................     17
Environmental Permits ..............................................     18
Environmental Representations and Warranties .......................     20
ERISA ..............................................................     14
ESOP ...............................................................      2
ESOP Trust .........................................................      2
Financial Statements ...............................................      9
including ..........................................................     53
Indemnified Persons ................................................     37
Intellectual Property ..............................................     21
IRS ................................................................     15
Jenkins Common Shares ..............................................      1
Jenkins Exchange ...................................................      1
Jenkins Exchange Shares ............................................      1
Jenkins Preferred Shares ...........................................      1
Jenkins Redemption .................................................      1

                                      -ix-


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Jenkins Redemption Payment .........................................      1
Jenkins Redemption Shares ..........................................      1
Jenkins Shares .....................................................      1
Leased Premises ....................................................     20
Litigation Conditions ..............................................     44
Management Exchange ................................................      2
Management Redemption ..............................................      2
Material Adverse Effect ............................................      6
Material Consents ..................................................     26
Owned Premises .....................................................     20
Pension Plans ......................................................     14
Permits ............................................................     14
Permitted Liens ....................................................     10
Preferred Stock ....................................................      1
Preferred Stockholders Agreement ...................................     30
Principal Stockholder ..............................................      1
Principal Stockholder Release ......................................     31
Principal Stockholder's knowledge ..................................     18
Process Safety Management Claims ...................................     38
RCGI ...............................................................      1
RCGI Indemnitee ....................................................     39
RCGI Indemnitees ...................................................     39
RCGI Shares  .......................................................      3
Real Estate ........................................................     20
Registration Rights Agreement ......................................     30
Release ............................................................     18
Remedial Action ....................................................     18
Requirements of Law ................................................      5
Return .............................................................     10
Returns ............................................................     10
Reverse Stock Split ................................................      2
Rollover Investors .................................................      2
Securities Act .....................................................      6
Securities Holders Agreement .......................................     30
Series A Debenture .................................................      1
Series A Preferred Stock ...........................................      3
Series B Debenture .................................................      1
Series B Preferred Stock ...........................................      3
Stockholder Indemnity ..............................................     42
Subsidiary .........................................................      8
Tax ................................................................     10
Taxes ..............................................................     10
Trademarks .........................................................     21
Transportation Claims ..............................................     38
Welfare Plans ......................................................     14

                               EXCHANGE AGREEMENT


     This EXCHANGE AGREEMENT ("Agreement") is made and entered into as of April 22, 1999 among 399 VENTURE PARTNERS, INC., a Delaware corporation ("399 Venture"), ROYSTER-CLARK, INC. (the "Company"), ROYSTER-CLARK GROUP, INC., a Delaware corporation ("RCGI"), and FRANCIS P. JENKINS, JR. (the "Principal Stockholder"), an individual.

                                 R E C I T A L S

     A. The Company is engaged in the manufacture or purchase and sale (through wholesale and retail channels) of crop production inputs and services (the "Business").

     B. RCGI desires to acquire the Company by acquiring all the outstanding shares of common stock, $.01 par value (the "Common Stock"), and all the outstanding Series B Cumulative Convertible Preferred Stock, $.01 par value (the "Preferred Stock"), of the Company.

     C. As of the date hereof, 399 Venture owns (i) a Series A Subordinated Convertible Debenture of the Company in the initial principal amount of $14,250,000 (the "Series A Debenture") and (ii) a Series B Subordinated Convertible Debenture of the Company in the initial principal amount of $7,956,630, (the "Series B Debenture", the Series A and Series B Debentures together, the "Debentures"). 399 Venture desires to exchange the Debentures (together with accrued interest thereon) for certain shares of the equity securities of RCGI.

     D. As of the date hereof, the Principal Stockholder and his Affiliates own
(i) 43,579 shares (the "Jenkins Common Shares") of the outstanding Common Stock and 6,000 shares of the outstanding Preferred Stock (the "Jenkins Preferred Shares," and together with the Jenkins Common Shares and the Jenkins Preferred Shares, the "Jenkins Shares"). Each Jenkins Preferred Share is convertible into
5.5555 shares of Common Stock. The Company and Jenkins desire that at the Closing the Company shall redeem 8,677.151 Jenkins Common Shares and 2,700 Jenkins Preferred Shares (collectively, the "Jenkins Redemption Shares") at a price per common equivalent of $285 in cash for an aggregate redemption payment of $6,747,988 (the "Jenkins Redemption Payment"). Such redemption is referred to in this Agreement as the "Jenkins Redemption." Immediately following the Jenkins Redemption, the Principal Stockholder and his Affiliates will own the aggregate number of shares of Common Stock and Preferred Stock set forth opposite such stockholder's name on Exhibit A-2 (collectively, the "Jenkins Exchange Shares"). At the Closing of the transactions contemplated by this Agreement, the Principal Stockholder and his Affiliates shall transfer to RCGI the Jenkins Exchange Shares in exchange for the respective numbers of shares of Series A Preferred Stock, Series B Preferred Stock and Class A Common Stock (as defined herein) of RCGI set forth on Exhibit A-2. The foregoing exchange is referred to in this Agreement as the "Jenkins Exchange."

     E. As of the date hereof, each stockholder of the Company designated as a rollover investor on Exhibit A-3 (collectively, the "Rollover Investors") owns of record the aggregate number of shares of Common Stock set forth opposite each such Rollover Investor's name on Exhibit A-3 and Exhibit A-4. Concurrently with the Jenkins Redemption, the Company shall redeem from each Rollover Investor for $285 per share in cash the number of shares of Common Stock set forth opposite each such Rollover Investor's name on Exhibit A-3. The foregoing redemption is referred to in this Agreement as the "Management Redemption." In addition, pursuant to a Securities Purchase and Holders Agreement of even date herewith concurrently with the Jenkins Exchange, each Rollover Investor shall transfer to RCGI the number of shares of Common Stock set forth opposite each such Rollover Investor's name on Exhibit A-4 in exchange for the respective numbers of shares of Series A Preferred Stock, Series B Preferred Stock and Class A Common Stock (as defined herein) of RCGI set forth opposite each such Rollover Investor's name on Exhibit A-4. The foregoing exchange is referred to in this Agreement as the "Management Exchange."

     F. As of the date hereof, certain other stockholders of the Company hold in the aggregate 2,498 shares of Common Stock (other than the ESOP Shares, as defined below), all of which the Company shall redeem at a price per share of $285 in cash. As of the date hereof, certain option holders of the Company hold the numbers of options to purchase Common Stock set forth beside each such option holder's name on Exhibit B-1, and pursuant to a Securities Purchase and Holders Agreement, concurrently with the Management Exchange, each such option be exchanged for the options to acquire shares of capital stock of RCGI set forth opposite such option holder's name on Exhibit B-1. The foregoing exchange is referred to in this Agreement as the "Option Exchange."

     G. The Rollover Investors, RCGI and the Company have agreed pursuant to a Securities Purchase and Holders Agreement, dated as of the date hereof, to effect the Management Redemption, the Management Exchange and the Option Exchange.

     H. On the date hereof, the trust (the "ESOP Trust") established by the Company's Employee Stock Ownership Plan (the "ESOP") holds of record 10,097.732 shares of Common Stock. In connection with the transactions contemplated by this Agreement, immediately after the consummation of the transactions described in Recitals B through G above, the Company will effect a reverse stock split with respect to its Common Stock of 11,000 to 1 (the "Reverse Stock Split"), resulting in a payment of $2,877,853.62 by the Company to the ESOP Trust as a payment of cash in lieu of fractional shares.

     I. In connection with the Reverse Stock Split, the Company shall also pay in cash an aggregate amount equal to $648,795 to the holders of options exercisable for shares of Common Stock set forth on Exhibit B-2 (representing payment of cash in lieu of fractional interests, less the exercise price applicable thereto, and before withholding of amounts pursuant to the Company's usual payroll practices).

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                               A G R E E M E N T S

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowle ged, the parties agree as follows:


                                    ARTICLE 1
                   Closing, Redemption and Manner of Exchange

     1.1. Redemptions and Exchange of the Jenkins Exchange Shares. On the terms and subject to the condition contained in this Agreement, at the Closing:

          (a) the Jenkins Redemption shall occur and the Principal Stockholder shall surrender to the Company for redemption, free and clear of all Encumbrances, the Jenkins Redemption Shares and the Company shall pay the Principal Stockholder the Jenkins Redemption Payment;

          (b) the Jenkins Exchange shall occur and the Principal Stockholder shall deliver to RCGI the Jenkins Exchange Shares, free and clear of all Encumbrances, in exchange for the number and kind of securities of RCGI set forth opposite on Exhibit A-2 (the "RCGI Shares");

          (c) 399 Venture shall transfer the Debentures to RCGI, free and clear of all Encumbrances, in exchange for 222,704.75 shares (the "399 Venture Shares") of Series A Preferred Stock (as defined).

     1.2. RCGI Securities Exchanged for Jenkins Exchange Shares. The Jenkins Exchange Shares shall be exchanged for the number and kind of securities set forth on Exhibit A-2, which shall consist of shares of (i) 12% Series A Senior Cumulative Compounding Preferred Stock, $.01 par value, of RCGI (the "Series A Preferred Stock"); (ii) Series B Junior Preferred Stock, $.01 par value, of RCGI (the "Series B Preferred Stock"); and (iii) Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of RGCI. For purposes of valuation pursuant to this Agreement, the Series A Preferred Stock shall be valued at its liquidation value; the Series B Preferred Stock shall be valued at its liquidation value; and Class A Common Stock shall be valued at $1.00 per share.

     1.3. Deliveries at Closing. The following deliveries shall be made at
Closing:

          (a) the Principal Stockholder shall (i) deliver to the Company certificates evidencing the Jenkins Redemption Shares, in proper form for redemption, and (ii) deliver to RCGI certificates evidencing the Jenkins Exchange Shares duly endorsed in blank, or accompanied by valid stock powers duly executed in blank, in proper form for transfer;

          (b) 399 Venture shall deliver to RCGI the Debentures with an assignment form duly endorsed in blank, in proper form for transfer;

          (c) RCGI shall deliver (i) to the Principal Stockholder, certificates representing the RCGI Shares and (ii) to 399 Venture, certificates representing the 399 Venture Shares; and

          (d) the Company shall pay the Principal Stockholder the Jenkins Redemption Payment by wire transfer to such account as the Principal Stockholder shall designate by written notice delivered to the Company and RCGI not later than three days prior to the Closing Date.

     1.4. Time and Place of Closing. The transactions contemplated by this Agreement and the Ancillary Documents shall be consummated (the "Closing") at the offices of Dechert Price & Rhoads, New York, New York on a date and at a time agreed upon by the Principal Stockholder, 399 Venture, the Company and RCGI, but in no event later than the third business day after the conditions set forth in Article IV have been satisfied or, if permitted by applicable law, waived. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the "Closing Date."

                                    ARTICLE 2
                         Representations and Warranties

     2.1. General Statement. The parties make the representations and warranties to each other which are set forth in this Article II. All such representations and warranties shall survive the Closing to the extent contemplated by Article VII (and none shall merge into any instrument of conveyance).

     2.2. Representations and Warranties of RCGI. RCGI represents and warrants to the Principal Stockholder and 399 Venture as follows:

     2.2.1 Organization. RCGI is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.

     2.2.2 Power and Authority. RCGI has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and each other agreement, instrument, document and certificate to be executed and/or delivered pursuant to this Agreement (collectively, the "Ancillary Documents") by RCGI.

     2.2.3 Execution and Delivery by RCGI . The execution and delivery of this Agreement by RCGI, the execution and delivery of the Ancillary Documents executed and/or delivered by it and the performance by RCGI of its obligations under this Agreement and the Ancillary Documents to which it is a party have been duly authorized and approved by all requisite corporate action. This Agreement has been duly executed and delivered by RCGI and, assuming the valid authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of RCGI, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles. Each of the Ancillary Documents executed and delivered by RCGI, assuming the valid authorization, execution and delivery thereof by the other party or parties thereto, if any, will be a legal, valid and binding obligation of RCGI, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles.

     2.2.4 Authorization. Except for (a) filings under Environmental Permits as may be necessary to reflect the change of control of the Company contemplated hereby and (b) such consents, authorizations, orders, approvals, filings or registrations the failure of which to be obtained or made would not prevent the consummation of any of the transactions contemplated hereby, no consent, authorization, order or approval of, or filing or registration with, any person, including any governmental authority or other regulatory agency, is required for or in connection with the execution and delivery of this Agreement by RCGI, the execution and delivery of any Ancillary Document to be executed or delivered by RCGI or the consummation by RCGI of the transactions contemplated hereby or thereby.

     2.2.5 Conflict.

     2.2.5.1. Assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 2.2.4, neither the execution and delivery of this Agreement or any of the Ancillary Documents to which it is a party nor the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will result in a breach of the terms, conditions or provisions of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default), an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (1) the charter or by-laws of RCGI, (2) any note, instrument, mortgage, lease, franchise or financial obligation or any other agreement or instrument to which RCGI is a party or any of its properties is subject or by which RCGI or any of its assets may be bound or affected, (3) any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding ("Court Order") to which RCGI is a party or by which it is bound or (4) any foreign, federal, state or local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any governmental body ("Requirements of Law") affecting RCGI, other than, in the case of clauses (2), (3) and (4) above, any such breaches, defaults or rights that, individually or in the aggregate, would not prevent the consummation of any of the transactions contemplated hereby.

     2.2.6. Finder's Fees. Neither RCGI nor any of its Affiliates has dealt with any person, firm or entity entitled to a broker's commission, finder's fee, investment banker's fee or similar payment for arranging the transactions contemplated hereby or by the Ancillary Documents or introducing the parties to each other, for which the Company or the Principal Stockholder could become liable or obligated. As used in this Agreement, an "Affiliate" is any person or entity which controls is controlled by or is under common control with another person or entity, the term "control" meaning the power, direct or indirect, to direct or cause the direction of management and policies of a person or entity through voting securities, contract or otherwise.

     2.2.7. Solvency. Assuming the accuracy of the Principal Stockholder's representations and warranties, immediately after giving effect to the consummation of the transactions contemplated hereby and by the Ancillary Documents and the incurrence of any indebtedness herewith or therewith, the assets of the Company will exceed its liabilities. In connection with the consummation of the transactions contemplated hereby and by the Ancillary Documents and the incurrence of any indebtedness herewith or therewith, RCGI does not intend that the Company would incur, and does not believe that the Company will incur, debts that would be beyond the Company's ability to pay as such debts mature.

     2.2.8. Securities Law Matters.

          (a) RCGI is acquiring the Jenkins Shares and the Debentures for its own account for investment and with no present intention of distributing or reselling the Jenkins Shares or any part thereof in any transaction which would constitute "distribution" within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

          (b) Neither the Company nor any person acting on its behalf has offered to sell or sold any shares of the securities of the Company by any form of general solicitation such as would violate Rule 502(c) promulgated under the Securities Act.

     2.2.9. Necessary Funds. RCGI has received the necessary financing commitments required to finance its obligations in connection with the Closing and, based upon information provided by RCGI to the Principal Stockholder, to provide for currently anticipated working capital needs of the Company as of Closing.

     2.3. Representations and Warranties of the Principal Stockholder. The Principal Stockholder represents and warrants to RCGI and to 399 Venture that:

     2.3.1. Organization. Each of the Company and its Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.

     2.3.2. Good Standing. Each of the Company and its Subsidiary is duly qualified to transact business and is in good standing as a foreign corporation in the jurisdictions set forth on Schedule 2.3.2 of the Disclosure Schedules, which jurisdictions are the only jurisdictions wherein the character of the properties owned or leased or the nature of the activities conducted by each of them makes such qualification necessary, except where the failure to so qualify, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" means a material adverse effect on the business, properties, assets or liabilities, results of operations or financial condition of the Company taken as a whole, other than changes relating to or resulting from (a) the public disclosure of the transactions contemplated by this Agreement or (b) any condition or matter described in the Disclosure Schedules that is specifically identified as potentially involving a Material Adverse Effect.

     2.3.3. Power and Authority. The Company has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, and the Company has full corporate power and authority to execute, deliver and perform its obligations under the Ancillary Documents to be executed and delivered by the Company.

     2.3.4. Execution and Delivery.

          (a) This Agreement has been duly executed and delivered by the Principal Stockholder and, assuming the valid authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of the Principal Stockholder, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles.

          (b) The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations under this Agreement have been duly authorized and approved by all requisite corporate action. This Agreement has been duly executed and delivered by the Company and, assuming the valid authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles.

          (c) Each Ancillary Document executed and delivered by the Company or the Principal Stockholder, as the case may be, assuming the valid authorization, execution and delivery by the other party or parties thereto, if any, will be duly authorized, executed and delivered and will be a legal, valid and binding obligation of the Company or the Principal Stockholder, as the case may be, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles.

     2.3.5. Ownership. Schedule 2.3.5(a) of the Disclosure Schedules contains a complete, discrete list of all Jenkins Shares, including the name of the record holder, the certificate number, and the number and type of securities issued thereunder. Except as disclosed in Schedule 2.3.5(b) of the Disclosure Schedules, the Jenkins Shares are free and clear of any Lien, and the Principal Stockholder has full legal right, power and authority to enter into this Agreement, surrender the Jenkins Shares in exchange for the Purchase Price and to perform the Principal Stockholder's obligations hereunder, in each case without the need for the consent of any other person or entity.

     2.3.6. Authorization. Except as set forth in Schedule 2.3.6 of the Disclosure Schedules and except for (a) filings under Environmental Permits as may be necessary to reflect the change of control of the Company contemplated hereby, and (b) such consents, authorizations, orders, approvals, filings or registrations the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect or would not prevent the consummation of any of the transactions contemplated hereby, no consent, authorization, order or approval of, or filing or registration with, any person, including any governmental authority or other regulatory agency, is required for or in connection with the execution and delivery of this Agreement by the Company or the Principal Stockholder, the execution and delivery of any Ancillary Documents to which the Company or the Principal Stockholder is a party, as the case may be, and the consummation by the Company or the Principal Stockholder and their Affiliates of the transactions contemplated hereby or thereby.

     2.3.7. Conflict. Assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 2.3.6, except as set forth in Schedule 2.3.7 of the Disclosure Schedules, neither the execution and delivery of this Agreement or any of the Ancillary Documents or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will result in a breach of the terms, conditions or provisions of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default), an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind ("Encumbrance") upon any of the Jenkins Shares or any of the assets of the Company, under (1) the charter or by-laws of the Company, (2) any note, instrument, mortgage, lease, franchise or financial obligation or any other agreement or instrument to which the Principal Stockholder, the Company is a party or by which the Company or any of its assets may be bound or affected, (3) any Court Order to which Principal Stockholder or the Company is a party or by which the Principal Stockholder or Company is bound, (4) any Requirements of Law affecting Principal Stockholder or the Company or (5) any Permits, other than, in the case of clauses (2), (3), (4) and
(5) above, any such breaches, defaults, rights or Encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or would not prevent the consummation of any of the transactions contemplated hereby.

     2.3.8. Subsidiaries. The Company directly or indirectly, does not own any of the stock of, or any other interest in, any other corporation, partnership or business entity other than Conetoe Chemical, a North Carolina corporation (the "Subsidiary").

     2.3.9. Capitalization. The authorized capital of the Company consists of 350,000 shares of Common Stock, of which 72,409.732 shares are issued and outstanding, and

50,000 shares of Preferred Stock, of which 6,000 shares are issued and outstanding. There are 11,831 options to acquire Common Stock issued and outstanding.

Except as described above in this Section 2.3.9 or as set forth in Schedule
2.3.9 of the Disclosure Schedules, there are no shares of capital stock of any other class authorized, issued or outstanding. All of the issued and outstanding shares of capital stock of the Subsidiary owned by the Company have been validly issued, are fully paid and nonassessable, are owned beneficially and of record by the Company, and were not issued in violation of the terms of any agreement or other understanding binding upon the Company. All of the issued and outstanding shares of capital stock of the Company have been validly issued, are fully paid and non-assessable and were not issued in violation of the terms of any agreement or other understanding binding upon the Company. The Jenkins Shares are owned beneficially and of record by the Principal Stockholder or his Affiliates. Except as set forth in Schedule 2.3.9 of the Disclosure Schedules, the Principal Stockholder owns all the Jenkins Shares free and clear of all encumbrances or restrictions on transfer. Except as set forth on Schedule 2.3.9 of the Disclosure Schedules, neither the Company nor the Principal Stockholder is a party to any voting trust, proxy or other voting agreement or understanding with respect to the voting capital stock of the Company. Except as set forth on
Schedule 2.3.9(a) of the Disclosure Schedules or as provided in the Ancillary Documents, there are no outstanding subscriptions, options, warrants, purchase rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock of the Company obligating the Company to issue, sell, transfer or otherwise dispose of any securities of any kind. The capital stock of the Company was issued in compliance with the applicable federal and state securities laws.

     2.3.10. Financial Statements. Schedule 2.3.10 of the Disclosure Schedules contains copies of the audited consolidated balance sheets, statements of earnings and statements of cash flows (together with any supplementary information thereto) of the Company as of and for the fiscal years ended December 31, 1996, 1997 and 1998. The financial statements described in the preceding sentence are referred to herein as the "Financial Statements." The Financial Statements are derived from the books and records of the Company and have been prepared in conformity with GAAP and present fairly in accordance with GAAP, in all material respects, the financial position of the Business, as of the dates thereof and the results of operations and cash flows of the Business, for the periods covered by said statements, except as disclosed in Schedule
2.3.10 of the Disclosure Schedules. The Financial Statements as of and for the fiscal year ended December 31, 1998 comply with the requirements of Regulation S-X promulgated under the Securities Act.

     2.3.11. Absence of Liens. Except as set forth on Schedule 2.3.11 of the Disclosure Schedules and except for assets disposed of in the ordinary course of business, the Company has valid title to or a valid leasehold in, or a contractual or common law right to use, each item of equipment, machinery, inventory, tools and other tangible personal property reflected on the Financial Statements and used in the conduct of the Business ("Assets") free and clear of any Encumbrances, except for the following: (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (c) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, and (d) other liens or imperfections on Assets which are not material in amount or do not materially detract from the value of or materially impair the existing use of the Assets affected by such lien or imperfection (collectively, "Permitted Liens").

     2.3.12. Tax Matters.

          (a) As used in this Agreement the term (i) "Taxes" means all federal, state, provincial, local, foreign and other income, sales, use, ad valorem, value added, transfer, withholding, payroll, real property or other taxes, fees, assessments or similar charges of any kind, together with any interest and any penalties, with respect thereto; (ii) the term "Tax" means any one of the foregoing Taxes; (iii) the term "Code" means the Internal Revenue Code of 1986, as amended; and (iv) the term "Returns" means all returns, declarations, reports, statements, and other documents required to be filed in respect of Taxes (the term "Return" meaning any one of the foregoing Returns).

          (b) The Company has no Tax liability for any taxable period or portion thereof ending on or before December 31, 1998, other than accrued but unpaid Taxes due for the year ending December 31, 1998 reflected on the Financial Statements for the year ending December 31, 1998 for which adequate reserves have been established in accordance with generally accepted accounting principles. Except as described in Schedule 2.3.12 of the Disclosure Schedules,
(i) there have been filed on a timely basis, all material Returns required to be filed by or on behalf of the Company; (ii) no extension of time within which to file any such Return has been requested or granted; (iii) there are no unpaid Tax assessments, notifications of intention to examine or waivers of the applicable statutes of limitation with respect to material Tax liabilities of the Company; and (iv) the Company has not been notified in writing of any Return filing obligation or proposed Tax liability by any taxing authority with which it does not file Returns.

          (c) Except as described in Schedule 2.3.12 of the Disclosure Schedules, (i) with respect to all amounts in respect of Taxes imposed upon the Company, or for which the Company is liable to taxing authorities, with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax laws have been complied with in all material respects, all amounts required to be paid to taxing authorities as shown on Returns filed with such authorities on or before the date hereof have been paid, all amounts required to be paid to taxing authorities after the date hereof and on or before the Closing Date to be shown on Returns to be filed with such authorities will timely be paid; (ii) there are no ongoing examinations by any taxing authority of the Company; (iii) there is currently in effect no consent agreement under section 341(f) of the Code, private ruling concerning Taxes from any taxing authority, or closing agreement concerning Taxes with any taxing authority that could affect the Tax liability of the Company for any period after the Closing Date; (iv) neither the Company is required to make any adjustments under section 481 of the Code (or any comparable provision of state, local or foreign law) by reason of a change of accounting method; and (v) the Company is not a partner in any entity considered to be a partnership for U.S. federal income tax purposes.

          (d) Except as provided under Treas. Reg. section 1.1502-6 (or any similar provision of state, local or foreign law) and except as described in
Schedule 2.3.12 of the Disclosure Schedules, the Company has no liability for or any obligation to pay Taxes of any other person as a transferee or successor, by contract, or otherwise.

          (e) This Section 2.3.12 contains the exclusive representations and warranties of the Principal Stockholder with regard to the subject matter addressed herein.

     2.3.13. Absence of Changes. Since December 31, 1998, there has been no change, event or circumstance which, individually or in the aggregate, has had a Material Adverse Effect. Except as set forth on Schedule 2.3.13 of the Disclosure Schedules, since December 31, 1998, the Company has conducted the Business only in the ordinary course. Without limiting the generality of the foregoing, since December 31, 1998 (except with regard to Section 2.3.13(h)), except as set forth in Schedule 2.3.13 of the Disclosure Schedule:

          (a) the Company has not made or authorized any additions to or sold, leased, transferred or assigned any assets or properties, tangible or intangible, with a fair market value of more than $250,000, except in the ordinary course of its business;

          (b) the Company has not mortgaged, pledged or subjected to any Encumbrance (except Permitted Liens) any of its assets or properties (whether tangible or intangible) other than in the ordinary course of its business;

          (c) no party (including the Company) has accelerated, terminated, made material modifications to or canceled any agreement referred to in Section
2.3.14 or any other material agreement, contract, lease, license or Permit to which the Company is a party or by which any of them is bound;

          (d) the Company has not made or authorized any material capital expenditures in excess of the budgeted amount for capital expenditures previously provided by the Company;

          (e) the Company has not discharged or satisfied any Encumbrance or paid any material obligation or material liability (fixed or contingent) other than in the ordinary course of business;

          (f) there has been no change made or authorized in the charter or bylaws (or similar governing documents) of the Company and the Company has not merged with or into or consolidated with any other entity, or voluntarily or involuntarily dissolved or liquidated or changed or agreed to change in any manner the rights of its outstanding capital stock;

          (g) the Company has not purchased, redeemed, issued, sold or otherwise acquired or disposed of any of its capital stock or any evidence of indebtedness or other of its securities, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock or any evidence of indebtedness or other of its securities;

          (h) since September 30, 1998 the Company has neither declared or paid any dividend nor made any distribution to any stockholder of the Company, including any extraordinary distribution, on account of such stockholder's ownership of any shares of capital stock of the Company, other than the payment of dividends payable on the Preferred Stock in the ordinary course of business, and such payments have not, on an annualized basis, exceeded an aggregate amount of $1.2 million;

          (i) the Company has not granted any increase in the compensation payable or to become payable to any of its directors or officers, except for normal annual increases in the ordinary course of business consistent with past practice, or entered into any other transaction with any of its directors or officers other than reimbursement of reasonable business expenses incurred in the ordinary course of business;

          (j) the Company has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors and officers or any other employee or group of employees (or taken any such action with respect to any other Employee Benefit Plan), except in the ordinary course of its business;

          (k) the Company has not made any change in its method of accounting;

          (l) the Company has not entered into any transactions with any Affiliate, except in the ordinary course of business as described in Schedule
2.3.13 of the Disclosure Schedule;

          (m) the Company has not changed or modified in any material respect its existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable;

          (n) the Company has not suffered any damage, destruction, loss or claim, whether or not covered by insurance, in excess of $500,000; and

          (o) the Company has not entered into any agreement or arrangement with respect to, or otherwise committed to, any of the foregoing.

     2.3.14. Contracts. Schedule 2.3.14 of the Disclosure Schedules contains a listing of the following undischarged written (or, to the knowledge of the Principal Stockholder, oral) contracts, agreements, leases and other instruments to which the Company is a party:

          (a) agreements for the employment for any period of time whatsoever, or in regard to the employment, or restricting the employment, including any termination, severance or change in control agreements of any employee of the Company who earns more than $75,000 per year;

          (b) consulting agreements where the payment thereunder is in excess of $100,000 per year and which have an unexpired term in excess of one year;

          (c) collective bargaining agreements;

          (d) contracts or arrangements providing for bonuses, options, deferred compensation or stock appreciation rights;

          (e) leases or subleases, either as lessee or sublessee, lessor or sublessor, of personal property, where the lease or sublease provides for an annual rent in excess of $100,000 and has an unexpired term in excess of one year;

          (f) service agreements affecting any of the assets of any of the Company where the charges are reasonably expected to be in excess of $100,000 and which has an unexpired term as of the date hereof in excess of one year;

          (g) loan agreements, promissory notes, indentures, bonds, security agreements, guarantees or obligations for borrowed money or other instruments involving Indebtedness in an amount in excess of $100,000;

          (h) any partnership, joint venture or other similar agreement or arrangement;

          (i) any agreement containing any covenant or provision prohibiting the Company from engaging in any line or type of business (except for such agreements which shall not apply to the Company upon Closing) or competing with any person;

          (j) any agreement under which it has advanced or loaned any amount to any of its directors, officers and employees outside the ordinary course of its business;

          (k) any agreement under which a sale of any of the Real Estate that is material to the operation of the Business is pending;

          (l) any indemnification agreement by the Company running to any person that involves, individually or in the aggregate, a contingent liability of the Company of $100,000 or more, other than in connection with customer contracts, agreements entered into in the ordinary course of business or with respect to directors or executive officers of the Company;

          (m) any long-term or continuing agreements or arrangements with respect to discounts or allowances or extended payment terms that provide for the receipt or expenditure following the date hereof of more than $500,000, other than purchase orders and sales orders in the ordinary course of business; or

          (n) any other agreements that provide for the receipt or expenditure following the date hereof of more than $500,000, other than purchase orders and sales orders in the ordinary course of business.

     2.3.15. Enforceability of Contracts. All agreements, leases, subleases, licenses and other instruments described in Section 2.3.14 and Schedules 2.3.24 and 2.3.25 (collectively, "Contracts") are valid and in full force and effect, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles. No default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) by the Company has occurred thereunder and, to the Principal Stockholder's knowledge, no default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) by the other contracting parties has occurred thereunder, which default, individually or in the aggregate with other defaults, would reasonably be expected to have a Material Adverse Effect.

     2.3.16. Permits. The Company holds, owns or possesses all licenses, permits, registrations and government approvals (other than Environmental Permits, which are exclusively provided for in Section 2.3.23) which are required in order for them to conduct their respective businesses as conducted immediately prior to the date of this Agreement (collectively, the "Permits"), except where the failure to possess such Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All Permits have been duly obtained and are in full force and effect. The Company is in compliance with the terms and conditions of the Permits in all material respects. There are no proceedings pending or, to the knowledge of the Principal Stockholder, threatened seeking to revoke, cancel, suspend or adversely modify any of the Permits.

     2.3.17. Employee Benefit Plans.

          (a) Schedule 2.3.17 of the Disclosure Schedules contain a true and complete list of each (i) employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (collectively, the "Pension Plans"), (ii) employee welfare benefit plan (as defined in Section 3(1) of ERISA) (collectively, the "Welfare Plans") and (iii) bonus, deferred compensation, and severance plan which does not constitute a Welfare Plan (collectively, the "Compensation Plans") maintained, contributed to or required to be contributed to by the Company for the benefit of employees of the Company. The Pension Plans, the Welfare Plans and the Compensation Plans sometimes are referred to herein collectively as the "Employee Benefit Plans".

          (b) All Employee Benefit Plans comply in all material respects with ERISA, the Code (including the requirements of Code section 401(a) to the extent any Pension Plan is intended to conform to that section) and other Requirements of Law. A favorable determination as to the qualification under Code section 401(a) of each of the Pension Plans intended to be qualified under such section has been made by the Internal Revenue Service ("IRS") or a request for a favorable determination has been or will be filed within the remedial amendment period applicable thereto.

          (c) Neither the Company nor any Affiliate of the Company (as determined under Code Section 414(b), (c), (m) or (o) of the Code) has taken any action, nor has any event occurred, that has resulted or will likely result in any liability under Section 302(c) or Title IV of ERISA, including any withdrawal liability with respect to any "multiemployer plan" as defined in
Section 4001(a) of ERISA, which liability could reasonably be expected to become a liability of RCGI or any Affiliate of RCGI (including, but not limited to, the Company) following the Closing.

          (d) RCGI and 399 Venture have received the most recent actuarial report with respect to each Employee Benefit Plan that is a defined benefit pension plan, as defined by Section 3(35) of ERISA. The information was supplied to the actuary by the Company for use in preparing those reports and was complete and accurate in all material respects and the Principal Stockholder has no knowledge that the conclusions expressed in those reports are incorrect.

          (e) This Section 2.3.17 contains exclusive representations and warranties of the Principal Stockholder with respect to employee benefit matters. The preceding sentence shall, however, not be construed to limit RCGI's and 399 Venture's ability to rely on the relevant provisions of Sections 2.3.10, 2.3.11, 2.3.13(c), 2.3.13(i), 2.3.14(c) or 2.3.21 with respect to employee benefit matters. The Principal Stockholder has furnished to RCGI and 399 Venture
(1) the amount of any contingent withdrawal liability to which the Company or RCGI could become subject by reason of a transaction described in ERISA Section 4204 and (2) the amount of any withdrawal liability that would be incurred under ERISA Section 4201 et seq. in the event of a complete withdrawal on the Closing Date from any multiemployer plan, as defined in ERISA Section 4001(a), to which the Company could reasonably expect to be required to contribute after Closing, whether by reason of this Agreement or operation of law.

     2.3.18. List of Employees. Schedule 2.3.18 of the Disclosure Schedules contains a list of all employees of the Company as of the date hereof, whose annual salaries exceed $75,000 and said list correctly reflects their employer, base salaries, dates of employment and positions.

     2.3.19. Union Representation and Labor Relations. There is no labor strike, dispute, slow-down or work stoppage actually pending or, to the knowledge of the Principal Stockholder, threatened, against or involving the Company, other than disputes with individual employees in which the liability of the Company is not reasonably expected to exceed $100,000. Except as set forth on Schedule 2.3.19 of the Disclosure Schedules, none of the employees of the Company is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by any of the Company. There is no request for union representation pending or, to the Principal Stockholder's knowledge, overtly threatened against the business of the Company which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 2.3.19 of the Disclosure Schedules, the Company has no labor negotiations in process with any labor union or other labor organization. The Company is not, and has not been in the last three years, engaged in any grievance or unfair labor practice that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. There is not, and in the last three years there has been no, charge pending or, to the knowledge of the Principal Stockholder, threatened against the Company alleging unlawful discrimination in employment practices before any court or agency that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and there is no charge of or proceeding with regard to any unfair labor practice against the Company pending before the National Labor Relations Board.

     2.3.20. Insurance. Schedule 2.3.20 of the Disclosure Schedules contains a description of all policies of fire, liability, workers' compensation and other forms of insurance providing insurance coverage to or for any of the Company, and the name of the owner of each such policy. All such policies are outstanding and in full force and effect. All premiums with respect thereto have been paid when due and no notice of cancellation or termination has been received with respect to any such policy. There is no default with respect to any provision contained in any such policy, nor has there not been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. Except as set forth in Schedule 2.3.20 of the Disclosure Schedules, there are no outstanding claims under such policies. Except as set forth in Schedule 2.3.20 of the Disclosure Schedules, the Company has not been refused any insurance coverage, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five years, except where such coverage has been obtained from an alternative source under commercially reasonable terms. Except as disclosed in Schedule 2.3.20 of the Disclosure Schedules, on and after May 31, 1998, all products liability and general liability policies maintained by or for the benefit of the Company have been "occurrence" policies and not "claims made" policies. All such policies and the coverage provided thereunder will continue to be in full force and effect through the Closing Date.

     2.3.21. Litigation and Claims. Except as set forth on Schedule 2.3.21 to the Disclosure Schedules, there is no litigation, action, suit, claim or proceeding (including arbitration proceedings) or investigation pending, in law or in equity, and there are no proceedings, reviews or governmental investigations before any commission or other administrative authority, pending or, to the Principal Stockholder's knowledge, threatened and no notice, citation, summons or order (including arbitration orders or awards) has been served upon and no penalty has been assessed against the Company, or any of its officers, directors or Affiliates, with respect to or affecting the present or former operations, business, products, sales practices or financial condition of the Company or with respect to or affecting the Jenkins Shares or the Principal Stockholder's rights thereto which, if decided adversely to such entity or person, would reasonably be expected to have a Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

     2.3.22. Compliance with Law. Except as set forth on Schedule 2.3.22 to the Disclosure Schedules, the Company is not in violation of, or delinquent with respect to, any Requirements of Law (except for Environmental Laws, as to which Section 2.3.23 applies) to which the property, assets, personnel or business activities of the Company are subject. Except as set forth on Schedule 2.3.22 to the Disclosure Schedules, no investigation, review, inquiry or proceeding by any governmental body with respect to the Company is pending or, to the knowledge of the Principal Stockholder, threatened.

     2.3.23. Environmental Matters.

          (a) For the purpose of this Agreement:

          (i) "Contaminant" means any waste, pollutant, hazardous substance, contaminant, extremely hazardous substance, hazardous material, toxic substance, or hazardous waste, as such terms are defined under any Environmental Laws, including, without limitation: (i) asbestos or asbestos-containing material; (ii) polychlorinated biphenyls; (iii) any radioactive waste or material; or (iv) any petroleum or petroleum-derived substance or waste;

          (ii) "Environmental Laws" means any federal, provincial, state, local, or foreign law, rule or regulation, ordinance, code, permit, order, decree, common law or civil code principle or other binding determination of any governmental authority directed to, addressing or imposing liability or standards of conduct with respect to: protection of the environment; Releases or threatened Releases of Contaminants into the environment; occupational and public safety and health; transportation of goods; or the manufacture, processing, distribution, use, treatment, storage, disposal, or handling of Contaminants, in each case as in effect as of the date hereof (including the reauthorization, reissuance, redesignation or renaming thereof). Environmental Laws include, without limitation, the Clean Air Act, as amended (42 U.S.C. 7401 et seq.); the Clean Water Act, as amended (33 U.S.C. 1251 et seq.); the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended (42 U.S.C. 9601 et seq.); the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. 6901 et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. 2601 et seq.); the

     Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. 136 et seq.); the Occupational Health and Safety Act, as amended (29 U.S.C. 651 et seq.); the Hazardous Materials Transportation Act, as amended (49 U.S.C. 1801 et seq.); and any corresponding state statutes and any regulations adopted by the United States Environmental Protection Agency, the United States Occupational, Health and Safety Administration or the United States Department of Transportation or the states pursuant to any of the above;

          (iii) "Environmental Permits" means all material licenses, permits, registrations, governmental approvals, agreements and consents and other authorizations which are required under Environmental Laws to operate the Business as currently conducted;

          (iv) "Release" means release, spill, emission, leaking, pumping, injection, deposit (including the placement of contaminated media on or offsite for any purpose), disposal, discharge, dispersal, escape, leaching, or migration into or presence in the environment; and

          (v) "Remedial Action" means actions required under CERCLA or any other Environmental Laws to (i) clean up, remove, treat, remediate, or in any other way address Contaminants in the environment; (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants;
     (iii) investigate and determine if a remedial response is needed and to design such a response; or (iv) perform post-remedial investigation, monitoring, operation, maintenance, and care relating thereto.

          (vi) "Principal Stockholder's knowledge" means, for purposes of this
     Section 2.3.23, the actual knowledge as of the date hereof or as of the Closing Date (as the case may be), after due inquiry, of the Principal Stockholder, Randolph G. Abood, George Zolovick, Kenneth Moshenek, Walter Vance, and Paul Murphy.

          (b) To the Principal Stockholder's knowledge and except as set forth in Schedule 2.3.23 of the Disclosure Schedules, (i) the Company holds and is in compliance with all Environmental Permits required under all applicable Environmental Laws as of the date hereof in connection with the Business, and all of such Environmental Permits are in full force and effect, except for such permits which the Company's failure to hold would not reasonably be expected to have a Material Adverse Effect, and (ii) the Company are not and, for the past five years, have not been in violation of any Environmental Law, except for such violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and except for such past violations which have been fully settled, corrected or otherwise resolved.

          (c) To the Principal Stockholder's knowledge and except as set forth in Schedule 2.3.23 of the Disclosure Schedules, no Real Estate or any other property for which the Company has or may have legal obligations is currently subject to any pending or threatened investigation by, order from or written agreement with any governmental entity or third party respecting: (i) any violation of any Environmental Law; (ii) any Remedial Action; or (iii) any claim of Damage arising from the Release or threatened Release of a Contaminant into the environment.

          (d) To the Principal Stockholder's knowledge and except as set forth in Schedule 2.3.23 of the Disclosure Schedules, the Company is not a party to or subject to any pending or threatened judicial or administrative proceeding, order, judgment, decree, or settlement alleging a violation of or liability or obligation under any Environmental Law, the enforcement of which, the compliance with, or the ongoing obligations of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, except such orders, judgments, decrees, or settlements as have been fully resolved according to the terms thereof.

          (e) To the Principal Stockholder's knowledge and except as set forth in Schedule 2.3.23 of the Disclosure Schedules, there have been no Releases or threatened Releases at any of the Real Property during the periods of time that such Real Property was owned or operated by the Company, except for such Releases or threatened Releases which, individually or in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect.

          (f) To the Principal Stockholder's knowledge and except as set forth in Schedule 2.3.23 of the Disclosure Schedules, the Real Estate is free from any underground storage tanks for which Remedial Action or Actions are required by any Environmental Law, except for such Remedial Actions which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          (g) To the Principal Stockholder's knowledge, the Company has provided RCGI and 399 Venture access to all environmental reports and data prepared by or on behalf of the Company that disclose material environmental conditions or material violations of Environmental Law at the Real Estate.

          (h) Other than post-Closing filings under Environmental Permits that may be necessary to reflect the change of control of the Company contemplated hereby, neither the execution and delivery of this Agreement or any of the Ancillary Documents nor the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will result in a breach of the terms, conditions or provisions of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default), an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Jenkins Shares or any of the assets of the Company, under any Environmental Permit, other than any such breaches, defaults, rights or Encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or would not prevent the consummation of any of the transactions contemplated hereby.

          (i) This Section 2.3.23 (collectively, the "Environmental Representations and Warranties") contains the exclusive representations and warranties of the Principal Stockholder with regard to Environmental Laws, Environmental Permits and any other environmental matters in this Agreement.

     2.3.24. Real Estate. (a) The Company owns interests in real estate identified in Schedule 2.3.24 of the Disclosure Schedules (the "Owned Premises"). With respect to each such parcel of owned real property:

          (i) the Company has good and marketable title to the parcel of real property, free and clear of any Encumbrance, easement, covenant or other restriction, except for Permitted Liens, Encumbrances, easements, covenants and other restrictions of record which do not affect materially and adversely the current use, occupancy or marketability of title, of the property subject thereto;

          (ii) there are no pending or, to the knowledge of the Principal Stockholder, threatened condemnation, expropriation, eminent domain or other similar proceedings, lawsuits or administrative actions relating to the property which materially and adversely affect the current use or occupancy thereof;

          (iii) except as set forth in Schedule 2.3.24 of the Disclosure Schedules, there are no outstanding written or, to the knowledge of the Principal Stockholder, oral rights, agreements, options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein, which have been granted to any other person; and

          (iv) to the knowledge of the Principal Stockholder, there are no parties (other than the Company) in possession of or holding any rights to take possession of any parcel of real property set forth on Schedule 2.3.24 of the Disclosure Schedules, other than tenants under any leases disclosed in Schedule 2.3.24 of the Disclosure Schedules who are in possession of space to which they are entitled and other than any parties holding rights, the exercise of which would not materially and adversely affect the current use or occupancy of the real property subject thereto.

          (b) The Company leases or subleases interests in real estate identified in Schedule 2.3.24 of the Disclosure Schedules (the "Leased Premises"; and, together with the Owned Premises, the "Real Estate"). With respect to each such parcel of leased or subleased real property, except as set forth in Schedule 2.3.24 of the Disclosure Schedules, the Company is the lessee of each of the Leased Premises, and no party other than the Company has any right to possession, occupancy or use of any of the Leased Premises. A copy of each lease relating to the Leased Premises has been made available to RCGI and 399 Venture, together with all amendments and modifications thereto and subordination, attornment or non-disturbance agreements in respect thereof.

     2.3.25. Intellectual Property.

          (a) Each material (i) trademark, service mark, slogan, trade name, trade dress and the like (collectively, and together with the associated goodwill of each, "Trademarks") held by the Company exclusively in connection with the Business, including information regarding each registration and pending application to register any such Trademarks; (ii) patent on and pending application to patent any technology or design used exclusively in connection with the Business; (iii) registration of and application to register any copyright held by the Company exclusively in connection with the Business; and
(iv) license of rights in Trademarks, patents, copyrights, unpatented formulations and know-how, whether to or by the Company, is listed in Schedule
2.3.25 of the Disclosure Schedules. The scheduled rights are referred to herein collectively as the "Intellectual Property."

          (b) To the Principal Stockholder's knowledge, the patents, Trademark registrations and copyright registrations for all Intellectual Property are valid and in full force, are held of record in the Company's name free and clear of all Encumbrances (other than liens or imperfections which are not material in amount and do not materially detract from the value of or materially impair the existing use of the patents, Trademark registrations and copyright registrations affected by such lien or imperfection), and are not the subject of any outstanding injunction, judgment, order, decree, ruling or charge, or any pending or, to the Principal Stockholder's knowledge, threatened action, suit, investigation, charge, complaint, claim, demand or cancellation or reexamination proceedings or any other proceeding challenging their extent, validity, legality, enforceability, use or ownership of the item. All fees or other costs necessary for maintaining the same in full force and effect, including but not limited to maintenance fees, annuities and renewal fees, which are due and payable on or prior to the Closing Date have been paid. The Company is the applicant of record in all patent applications, and applications for Trademark and copyright registration for all Intellectual Property, and except as set forth in Schedule 2.3.25 of the Disclosure Schedules, to the Principal Stockholder's knowledge, no opposition, extension of time to oppose, interference, rejection, or refusal to register has been received in connection with any such application.

          (c) Schedule 2.3.25 of the Disclosure Schedules identifies each item of Intellectual Property that any third party owns or licenses as licensee and that the Company uses pursuant to license, sublicense, agreement or permission. With respect to each item of Intellectual Property required to be so identified in the Disclosure Schedules, the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

          (d) None of the trade secrets, know-how, or other confidential or proprietary information of the Company has been disclosed to any person unless such disclosure was, in respect of the Business, made pursuant to a confidentiality agreement, except for any such disclosures which would not reasonably be expected to have a Material Adverse Effect.

          (e) The Company owns, licenses or has a right to use all material computer hardware, software and data processing systems used in connection with the operation of the Business (collectively, the "Company Software") which are listed in Schedule 2.3.25 of the Disclosure Schedules. There are no material malfunctions with respect to the Company Software as currently used by the Company. Except as set forth in Schedule 2.3.25 of the Disclosure Schedules, to the knowledge of the Principal Stockholder, Company Software owned by the Company is capable of accurately processing, calculating, manipulating, storing, and exchanging date/time data from, into, and between the twentieth and twenty-first centuries, including, without limitation, the years 1999 and 2000 and any leap year calculations, provided that all other information technology used in combination with such Company Software properly exchanges date/time data with such Company Software.

          (f) (i) To the Principal Stockholder's knowledge, no other firm, corporation, association or person claims the right to use on or in connection with similar or closely related goods and in the United States, any mark which is identical or confusingly similar to any of the Trademarks; (ii) there are no pending or, to the knowledge of the Principal Stockholder, threatened claims of any third party (other than a licensor of Intellectual Property to the Company) asserting ownership rights in any of the Intellectual Property; (iii) there are no pending or, to the knowledge of the Principal Stockholder, threatened claims that the use by the Company of any Intellectual Property infringes any right of any third party; and (iv) to Seller's knowledge, no third party is infringing any of the rights of the Company in any of the Intellectual Property, in each case, except for matters not reasonably expected to have a Material Adverse Effect.

          (g) This Section 2.3.25 contains the exclusive representations and warranties of the Principal Stockholder with regard to the subject matter addressed herein. The preceding sentence shall, however, not be construed to limit RCGI's or 399 Venture's ability to rely on the relevant provisions of Sections 2.3.13(a), 2.3.13(c), 2.3.13(k), 2.3.14(i) or 2.3.14(l).

     2.3.26. Finder's Fees. With the exception of Donaldson, Lufkin & Jenrette, neither the Principal Stockholder nor the Company nor any of their Affiliates has dealt with any person, firm or entity entitled to a broker's commission, finder's fee, investment banker's fee or similar payment for arranging the transactions contemplated hereby or by the Ancillary Documents or introducing the parties to each other for which RCGI, the Company or 399 Venture could become liable or obliged.

     2.3.27. Assets

          (a) Sufficiency of Assets. Except as set forth in Schedule 2.3.27 of the Disclosure Schedules, the assets owned or leased by the Company or which the Company have a contractual right to use, together with the Company's Intellectual Property, include all of the assets used in or otherwise necessary for the conduct of the Business as currently conducted. Except as set forth in
Schedule 2.3.27 of the Disclosure Schedules, the Assets are in good condition and repair in all material respects, subject to normal wear and tear. To the knowledge of the Principal Stockholder, no additional assets, including following the Closing, additional Intellectual Property, accounts receivable or fixed assets, will be necessary in order to operate the Business on a stand-alone basis as currently operated.

          (b) Inventory. The inventory of the Company is of a quality and quantity which is usable or saleable in the ordinary course of its business consistent with the Company's past experience and practice, except to the extent of the reserve for inventory writedown reflected in the Financial Statements. Since the Financial Statement date, the inventory of the Company has been replenished in a normal and customary manner consistent with past practices. Except as set forth in Schedule 2.3.27 of the Disclosure Schedule, no inventory is held on consignment by or for the Company.

     2.3.28. Product Warranty. Except as set forth in Schedule 2.3.28 of the Disclosure Schedules, the Company has not made written (or, to the knowledge of the Principal Stockholder, oral) warranties with respect to the quality or absence of defects of its products which it has sold and which are in force as of the date hereof.

     2.3.29. Top Customers and Suppliers. Schedule 2.3.29 of the Disclosure Schedules sets forth a complete and correct list of the top 10 customers and top 10 suppliers by dollar volume of the Company, taken as a whole, during the fiscal year ended December 31, 1998. Except as set forth in Schedule 2.3.29 of the Disclosure Schedules and except in the ordinary course, to the knowledge of the Principal Stockholder, none of such customers or suppliers intends to cease doing business with the Company or to significantly reduce the general level of business it is currently doing with the Company.

     2.3.30. No Undisclosed Liabilities. Except for liabilities and obligations
(a) set forth in the consolidated balance sheet (including notes thereto) included in the Financial Statements at and for the Company's fiscal year ended December 31, 1998, (b) described or identified in Schedule 2.3.30 of the Disclosure Schedules, or (c) incurred in the ordinary course of business since December 31, 1998 and reflected as a liability on the books of account of the Company, the Company is not subject to any indebtedness, obligation or liability (contingent or otherwise). Notwithstanding the foregoing, no representation and warranty is made pursuant to this Section 2.3.30 with respect to any matter that is specifically addressed by another representation or warranty contained in this Section 2.3 or any certificate delivered pursuant hereto.

     2.3.31. Limitation on Warranties. Neither the Principal Stockholder nor the Company makes any representations or warranties except as set forth herein or in any Ancillary Document. RCGI and 399 Venture acknowledge that they have conducted an independent investigation of the financial condition, assets, liabilities, properties and projected operations of the Company (including with respect to environmental matters) in making their determination as to the propriety of the transaction contemplated by this Agreement, and in entering into this Agreement, have relied solely on the results of said investigation and on the representations and warranties of the Principal Stockholder expressly contained in this Agreement. The Principal Stockholder shall be deemed to have made a misrepresentation with respect to or breach of the representations and warranties in this Agreement with respect to any tax matter, employee benefit matter, environmental matter or intellectual property matter only if such matter breaches Section 2.3.12 (in the case of tax matters), 2.3.17 (in the case of employee benefit matters), 2.3.23 (in the case of environmental matters) or
2.3.25 (in the case of intellectual property matters) of this Agreement, respectively (it being understood that the other representations and warranties in this Agreement shall not apply to such matters).

     2.3.32. Definition of Knowledge. Except as otherwise provided herein, for the purposes of this Agreement, the knowledge of the Principal Stockholder shall be deemed to be limited to (and the phrases "the Principal Stockholder's knowledge", "knowledge of the Principal Stockholder" or words of similar import mean) the actual knowledge as of the date hereof or as of the Closing Date (as the case may be) of, the Principal Stockholder, Randolph G. Abood, Kenneth Moshenek, Walter Vance, George Zolonick, Paul Murphy and Max Baer, each after due inquiry.

     2.4. Representations and Warranties of 399 Venture. 399 Venture represents and warrants to the Principal Stockholder that

     2.4.1. Organization. 399 Venture is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.

     2.4.2. Power and Authority. 399 Venture has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Ancillary Documents to be executed and/or delivered pursuant to this Agreement by 399 Venture.

     2.4.3. Execution and Delivery by 399 Venture. The execution and delivery of this Agreement by 399 Venture, the execution and delivery of the Ancillary Documents to which it is a party and the performance by 399 Venture of its obligations under this Agreement and the Ancillary Documents to which it is a party have been duly authorized and approved by all requisite corporate action. This Agreement has been duly executed and delivered by 399 Venture and, assuming the valid authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of 399 Venture, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles. Each of the Ancillary Documents executed and delivered by 399 Venture, assuming the valid authorization, execution and delivery thereof by the other party or parties thereto, if any, will be a legal, valid and binding obligation of 399 Venture, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles.

     2.4.4. Authorization. No consent, authorization, order or approval of, or filing or registration with, any person, including any governmental authority or other regulatory agency, is required for or in connection with the execution and delivery of this Agreement by 399 Venture, the execution and delivery of the Ancillary Documents to which 399 Venture is a party and the consummation by 399 Venture of the transactions contemplated hereby or thereby.

     2.4.5. Conflict. Neither the execution and delivery of this Agreement or any of the Ancillary Documents executed and delivered by 399 Venture nor the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will result in a breach of the terms, conditions or provisions of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default), an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (1) the charter or by-laws of 399 Venture (2) any note, instrument, mortgage, lease, franchise or financial obligation or any other agreement or instrument to which 399 Venture is a party or any of its properties is subject or by which 399 Venture or any of its assets may be bound or affected, (3) any Court Order to which 399 Venture is a party or by which it is bound or (4) any Requirements of Law affecting 399 Venture, other than, in the case of clauses
(2), (3) and (4) above, any such breaches, defaults or rights that, individually or in the aggregate, would not prevent the consummation of any of the transactions contemplated hereby.

     2.4.6. Finder's Fees. With the exception of Donaldson, Lufkin & Jenrette, neither 399 Venture nor any of its Affiliates has dealt with any person, firm or entity entitled to a broker's commission, finder's fee, investment banker's fee or similar payment for arranging the transactions contemplated hereby or by the Ancillary Documents or introducing the parties to each other, for which RCGI, the Company or the Principal Stockholder could become liable or obligated.


                                    ARTICLE 3
                          Conduct Prior to the Closing

     3.1. General. 399 Venture, the Principal Stockholder and RCGI shall have the rights and obligations with respect to the period between the date hereof and the Closing Date which are set forth in the remainder of this Article III.

     3.2. Obligations of the Company and the Principal Stockholder . The following are the obligations of the Company and the Principal Stockholder:

     3.2.1. The Company shall, and the Principal Stockholder shall cause the Company to, give to RCGI's and 399 Venture's officers, employees, and other authorized representatives and financing sources reasonable access during normal business hours to all of the properties, books, Returns, contracts, documents, insurance policies, records and personnel of or with respect to the Company that relate to the Business and shall furnish to RCGI and 399 Venture and such persons as RCGI and 399 Venture shall designate to the Company such documents and copies of documents and all information as RCGI and 399 Venture or such persons may at any time and from time to time reasonably request. In furtherance of the foregoing, the Company shall, and the Principal Stockholder shall cause the Company to, provide RCGI and 399 Venture and their financing sources and their respective agents and representatives with full access to any and all of its management personnel, accountants, representatives, premises, properties, contracts, commitments, books, records and other information during regular Business hours, and shall furnish such financial and operating data, projections, forecasts, business plans, strategic plans and other data relating to the Business as RCGI and 399 Venture and their financing sources and its agents and representatives shall reasonably request; provided, however, that neither the Company nor the Principal Stockholder be required to violate any obligation of confidentiality to which the Principal Stockholder or the Company is subject or to waive any privilege which any of them may possess in discharging their obligations pursuant to this Section 3.2.1. The Company shall, and the Principal Stockholder shall cause the Company to, use its reasonable best efforts to cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with RCGI and 399 Venture, their financing sources, agents and representatives in connection with the financing of the transactions contemplated hereby, including the preparation of any offering documents related thereto. RCGI and 399 Venture agree that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company.

     3.2.2. The Company shall and the Principal Stockholder shall use reasonable efforts (and RCGI and 399 Venture shall cooperate with the Company) to cause the Company to, obtain the approvals, authorizations, exemptions, waivers and consents to the consummation of the transactions contemplated hereby under or with respect to (a) each contract, lease, agreement, Permit, Environmental Permit, and other instrument and (b) each foreign, federal, state or local governmental approval, in each case, which is enumerated in Exhibit B attached hereto (collectively, the "Material Consents"); provided, however, that such action shall not include any requirement of the Principal Stockholder or the Company to expend money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

     3.2.3. The Company shall, and the Principal Stockholder shall cause the Company to, carry on the Business in the ordinary course of business, except as expressly permitted by this Agreement.

     3.2.4. The Company and the Principal Stockholder, as the case may be, shall give prompt written notice to RCGI and 399 Venture in the event any of their respective representations and warranties are discovered to be untrue as of the time made or in the event the Company or the Principal Stockholder determines that such representations and warranties shall be untrue as if made at and as of the Closing Date. Except as set forth in Section 9.4, no disclosure by the Principal Stockholder pursuant to this Section 3.2.4 shall be deemed to amend or supplement the Disclosure Schedules or to cure any misrepresentation or breach of warranty.

     3.2.5. Without the prior written consent of RCGI and 399 Venture, the Company shall not, and the Principal Stockholder shall cause the Company not to, other than in the ordinary course of business, as explicitly contemplated by this Agreement or the Ancillary Documents or as set forth in Schedule 3.2.5 of the Disclosure Schedules:

          (a) amend its certificate of incorporation or by-laws, partnership agreements or other organizational documents;

          (b) make any change in the authorized capital stock of the Company or issue any shares of stock of any class or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock of the Company, or to other equity securities of the Company, or grant any stock appreciation or similar rights;

          (c) institute any material increase or otherwise materially change the compensation payable to or to become payable to any employee, officer or agent of the Company;

          (d) incur or commit to incur any capital expenditures not set forth in
Schedule 3.2.5(d) of the Disclosure Schedules or not included with the Company's capital spending plan for its current fiscal year in excess of $2,500,000 in the aggregate;

          (e) sell, transfer or otherwise dispose of any asset or property (including sales or transfers to Affiliates), except for sales of inventory and for transfers of cash in payment of the liabilities of the Company;

          (f) enter into any lease, contract or commitment which, if taken prior to the date hereof, would be required to be disclosed in Schedule 2.3.14 of the Disclosure Schedules;

          (g) take any action or omit to take any action which will result in a violation of any applicable law which, if taken prior to the date hereof, would be required to be disclosed in Schedule 2.3.22 of the Disclosure Schedules;

          (h) prepay any material obligation which, if taken prior to the date hereof, would be required to be disclosed in Schedule 2.3.13 of the Disclosure Schedules; or

          (i) borrow any money;

          (j) take any action to change accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) except as required by GAAP; or

          (k) enter into any agreement to do any of the foregoing.

     3.2.6. The Company shall, and the Principal Stockholder shall use his best efforts as a stockholder to cause the Company to, use its best efforts, subject to the requirements of applicable law, to take all action necessary to effect the Reverse Stock Split and shall ensure that all agreements, certificates and other documents delivered or received by the Company in connection with the Reverse Stock Split are in form and substance satisfactory to RCGI and to 399 Venture, prior to such delivery or receipt.

     3.2.7. The Company shall, and the Principal Stockholder shall use his best efforts as a stockholder to cause the Company to, use its best efforts to ensure that the Company effects the Jenkins Redemption and the Management Redemption on the terms contemplated by this Agreement and shall ensure that all agreements certificates and other documents delivered or received by the Company in connection with such redemptions are in form and substance satisfactory to RCGI and 399 Venture, prior to such delivery or receipt.

     3.3. Reserved.

     3.4. Joint Obligations. The following shall apply with equal force to 399 Venture, the Principal Stockholder, and RCGI:

     3.4.1. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby and by the Ancillary Documents as soon as practicable.

     3.4.2. RCGI and IMC Global filed on February 3, 1999 with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the HSR Act with respect to the transactions contemplated hereby and by the IMC Agreement. Each of RCGI, 399 Venture, and Principal Stockholder warrants that all information supplied by such party in connection with such filings was, as of the date filed, true and accurate in all material respects and in material compliance with the requirements of the HSR Act and any such rules and regulations. RCGI, 399 Venture and the Principal Stockholder shall each make available to the other such information as each of them may reasonably request relative to the Company's business, assets and property as may be required of each of them in connection with the filing of any additional information requested by such agencies under the HSR Act.

                                    ARTICLE 4
                              Conditions to Closing

     4.1. Conditions to Obligations of the Company and the Principal Stockholder. The obligations of the Company and the Principal Stockholder to close the transactions contemplated hereby and by the Ancillary Documents is subject to the fulfillment or, if permitted by applicable law, waiver by the Company and the Principal Stockholder of all of the following conditions on or prior to the Closing Date:

     4.1.1. The representations and warranties made by each of RCGI and 399 Venture (i) that are qualified as to materiality shall be true and correct on and as of the Closing Date as though made or given on and as of the Closing Date (except to the extent such representations specifically relate to an earlier date) and (ii) that are not qualified with respect to materiality shall be true in all material respects on and as of the Closing Date as though made or given on and as of the Closing Date (except to the extent such representations specifically relate to an earlier date), except in each case for changes therein
(x) specifically permitted or contemplated by this Agreement or the Ancillary Documents, (y) consented to in writing by RCGI or 399 Venture, or (z) breaches of representations and warranties (other than any representation or warranty in Sections 2.2.1, 2.2.2, 2.2.3, 2.2.4, 2.2.5(1), 2.4.1, 2.4.2, 2.4.3 and 2.4.4)
that are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.

     4.1.2. There shall not have been any breach by RCGI or by 399 Venture in the performance of any of their respective covenants and agreements herein which shall not have been remedied or cured (it being understood that RCGI or 399 Venture, as the case may be, shall be given a reasonable opportunity to remedy or cure any such breach), other than breaches which are not reasonably expected to have a material adverse effect on their abilities to perform their respective obligations under this Agreement and the Ancillary Documents to which either of them is a party.

     4.1.3. No action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

     4.1.4. The Company shall have executed and delivered a release in a form attached hereto as Exhibit C (the "Company Release").

     4.1.5. The Principal Stockholder shall have received evidence satisfactory to him of 399 Venture's investment in RCGI (in addition to the exchange of the Debentures for the 399 Venture Shares) of (i) $10,000,000 through the purchase from RCGI of a subordinated note, and (ii) $26,771,525 in exchange for (A) 251,799.25 shares of Series A Preferred, (B) 400,000 shares of Class A Common, and (C) 1,191600 shares of Class B Common Stock, par value $.01 per share, of RCGI.

     4.1.6. RCGI shall have received the financing contemplated by Section
2.2.9.

     4.1.7. 399 Venture shall have delivered the Debentures to RCGI.

     4.1.8. All conditions to the closing contemplated under the Stock Purchase Agreement (the "IMC Agreement") dated as of January 21, 1999 among IMC Global Inc., a Delaware corporation, the Vigoro Corporation, a Delaware corporation, as amended pursuant to an amendment dated as of April 13, 1999, shall have been satisfied or waived.

     4.1.9. The Preferred Stockholder Agreement, in the form agreed to by the parties hereto (the "Preferred Stockholders Agreement"), dated as of the date of the Closing, among 399 Venture and certain individuals shall have been executed and delivered by 399 Venture.

     4.1.10. The Registration Rights Agreement, in the form agreed to by the parties thereto (the "Registration Rights Agreement"), dated as of the date of the Closing, among 399 Venture, RCGI, the Principal Stockholder and the other parties thereto shall have been executed and delivered by RCGI and 399 Venture.

     4.1.11. The Securities Purchase and Holders Agreement, in the form agreed by the parties thereto (the "Securities Holders Agreement"), dated as of the date of the Closing, among RCGI, 399 Venture, the Principal Stockholder and the additional signatories thereto, shall have been executed and delivered by RCGI and 399 Venture.

     4.1.12. An employment agreement between the Principal Stockholder and RCGI, in form and substance satisfactory to the parties thereto (the "Jenkins Employment Agreement"), shall have been executed and delivered by RCGI.

     4.1.13. The termination agreement in the form attached hereto as Exhibit E (the "Termination Agreement" shall have been executed by 399 Venture and delivered to the Principal Stockholder.

     4.2. Conditions to RCGI's and 399 Venture's Obligations. The obligation of RCGI and 399 Venture to close the transactions contemplated hereby and by the Ancillary Documents is subject to the fulfillment or, if permitted by applicable law, waiver by RCGI and 399 Venture of all of the following conditions on or prior to the Closing Date:

     4.2.1. The representations and warranties made by each of the Company and the Principal Stockholder (i) that are qualified as to materiality shall be true and correct on and as of the Closing Date as though made or given on and as of the Closing Date (except to the extent such representations specifically relate to an earlier date) and (ii) that are not qualified with respect to materiality shall be true in all material respects on and as of the Closing Date as though made or given on and as of the Closing Date (except to the extent such representations specifically relate to an earlier date), except in each case for changes therein (x) specifically permitted or contemplated by this Agreement or the Ancillary Documents, (y) consented to in writing by RCGI or 399 Venture, or (z) breaches of representations and warranties (other than any representation or warranty in Sections 2.3.1, 2.3.3, 2.3.4, 2.3.5 and 2.3.9) that are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.

     4.2.2. There shall not have been any breach by the Principal Stockholder or the Company in the performance of any of their respective covenants and agreements herein which shall not have been remedied or cured (it being understood that the Company and the Principal Stockholder, as the case may be, shall be given a reasonable opportunity to remedy or cure any such breach), other than breaches which are not reasonably expected to have a Material Adverse Effect.

     4.2.3. The Principal Stockholder or the Company shall have procured all Material Consents.

     4.2.4. No action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect materially and adversely the right of RCGI to own the Jenkins Shares and to control the Company, (D) affect materially and adversely the right of the Company to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling or charge shall be in effect) or (E) otherwise would reasonably be expected to have a Material Adverse Effect.

     4.2.5. The Principal Stockholder shall have executed and delivered a release in a form attached hereto as Exhibit D (the "Principal Stockholder Release").

     4.2.6. RCGI shall have received the financing contemplated by Section
2.2.9.

     4.2.7. The Principal Stockholder shall have delivered the Jenkins Redemption Shares to the Company for the Jenkins Redemption.

     4.2.8. The Principal Stockholder shall have delivered the Jenkins Exchange Shares to RCGI for exchange.

     4.2.9. All conditions to the closing contemplated under the IMC Agreement shall have been satisfied or waived.

     4.2.10. Since September 30, 1998, the Company shall have made no distributions to any stockholder of the Company, including any extraordinary distribution, on account of such stockholder's ownership of any shares of capital stock of the Company, other than the payments of dividends payable on the Preferred Stock in the ordinary course of business, such payments not to exceed an aggregate annual amount of $1.2 million.

     4.2.11. The Securities Holders Agreement shall have been executed and delivered by the Company and the Principal Stockholder.

     4.2.12. The Preferred Stockholder Agreement shall have been executed and delivered by the Principal Stockholder.

     4.2.13. The Registration Rights Agreement shall have been executed and delivered by the Principal Stockholder and the Company.

     4.2.14. The Jenkins Employment Agreement shall have been executed and delivered by the Principal Stockholder.

     4.2.15. No Material Adverse Effect shall have occurred nor shall any event or circumstance which could reasonably be expected to have a Material Adverse Effect have occurred.

     4.2.16. The Termination Agreement shall have been executed by the Principal Stockholder and the Company and delivered to RCGI.

                                    ARTICLE 5
                                     Closing

     5.1. Form of Documents. At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in this Article V.

     5.2. The Company's Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Section 4.1, the Company shall deliver to the Principal Stockholder the Jenkins Redemption Amount by wire transfer of immediately available funds.

     5.3. RCGI's Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Section 4.2, RCGI shall execute and/or deliver to the Principal Stockholder all of the following:

     5.3.1. Certificates representing the RCGI Shares.

     5.3.2. A certificate of good standing of RCGI, issued not earlier than ten
(10) days prior to the Closing Date by the Secretary of State of Delaware.

     5.3.3. An incumbency certificate with respect to the officers of RCGI executing this Agreement, and any RCGI Ancillary Document delivered hereunder, on behalf of RCGI.

     5.3.4. A certified copy of resolutions of RCGI's board of directors, authorizing the execution, delivery and performance of this Agreement, and any other document delivered by RCGI hereunder.

     5.3.5. A closing certificate executed by the President of RCGI (or any other authorized officer of RCGI), on behalf of RCGI, as to the matters described in Sections 4.1.1 and 4.1.2 and stating that all documents to be executed and delivered by RCGI at the Closing have been executed and delivered by duly authorized officers of RCGI.

     5.3.6. Certified copies of the charter and by-laws of RCGI.

     5.4. The Principal Stockholder's Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Section 4.1, the Principal Stockholder shall execute or deliver all of the following:

     5.4.1. Deliveries to RCGI:

          (i) Certified copies of the charter and by-laws of the Company.

          (ii) Certificate of good standing of the Company issued not earlier than ten (10) business days prior to the Closing Date by the Secretary of State of Delaware.

          (iii) Certificates representing the Jenkins Exchange Shares, in each case duly endorsed in blank or with duly executed stock powers attached.

          (iv) A closing certificate executed by the Principal Stockholder and the President of the Company, as to the matters described in Sections 4.2.1 and 4.2.2. and stating that all documents to be executed by the Company and delivered at the Closing have been executed and delivered by duly authorized officers of the Company;

          (v) The written resignations, effective as of the Closing Date, of the directors of the Company (other than the Principal Stockholder and Randolph
     G. Abood).

          (vi) The minute books and stock records of the Company.

          (vii) A legal opinion in a form agreed to by the parties hereto.

          (viii) An incumbency certificate with respect to the officers of the Company executing this Agreement, and any Ancillary Document delivered hereunder, on behalf of the Company.

     5.4.2. Deliveries to the Company:

          (i) The Jenkins Redemption Shares.

     5.5. 399 Venture Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Section 4.2, 399 Venture shall execute and/or deliver to the Principal Stockholder all of the following:

     5.5.1. A certificate of good standing of 399 Venture, issued not earlier than five (5) days prior to the Closing Date by the Secretary of State of Delaware.

     5.5.2. An incumbency certificate with respect to the officers of 399 Venture executing this Agreement, and any Ancillary Document delivered hereunder, on behalf of 399 Venture.

     5.5.3. A closing certificate executed by the President of 399 Venture (or any other authorized officer of 399 Venture), on behalf of 399 Venture, as to the matters described in Sections 4.1.1 and 4.1.2 and stating that all documents to be executed and delivered by 399 Venture at the Closing have been executed and delivered by duly authorized officers of 399 Venture.

     5.6. Other Transactions Occurring at the Closing. In addition to the deliveries to be made at the Closing pursuant to Sections 5.2 and 5.3:

     5.6.1. The Company will execute and deliver the Company Release.

     5.6.2. The Principal Stockholder will execute and deliver the Principal Stockholder Release.

     5.6.3. RCGI will deliver certificates representing the 399 Venture Shares to 399 Venture.

     5.6.4. 399 Venture will deliver the Debentures to RCGI.

                                    ARTICLE 6
                             Post Closing Agreements

     6.1. Post Closing Agreements. From and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this Article VI.

     6.2. Confidentiality; Non Competition; Non-Solicitation.

     6.2.1. Confidentiality. From and after the Closing, the Principal Stockholder shall, and shall cause his representatives and agents to, keep confidential and not disclose to any other person (other than his legal and financial advisors and accountants) or use for their own benefit or the benefit of any other person, any information regarding the business and affairs of the Company or its Subsidiary. The obligation of the Principal Stockholder under this Section 6.2 shall not apply to information which: (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 6.2; (ii) was otherwise available to the Principal Stockholder on a non-confidential basis; or (iii) is required to be disclosed by law, order or regulation of a court or tribunal or government or disclosures necessary to implement the provisions of this Agreement or the Ancillary Documents; provided, however, that, in the case of clause (iii) above, the Principal Stockholder shall provide RCGI and 399 Venture as much advance notice of the possibility of such disclosure as practical so RCGI may attempt to stop such disclosure or obtain a protective order concerning such disclosure.

     6.2.2. Non-Competition.

          (a) In consideration of the benefits of this Agreement to the Principal Stockholder and in order to induce RCGI to enter into this Agreement, the Principal Stockholder hereby covenants and agrees that from and after the Closing and until the later of (i) the third anniversary of the Closing Date and
(ii) one (1) year after the termination of the Principal Stockholder's employment by the Company, the Principal Stockholder shall not, and shall cause any employee or Affiliate not to, directly or indirectly, as a partner, stockholder, director, consultant, joint venturer, investor or in any other capacity, engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control of, any business or entity which engages anywhere in the United States of America in (x) the sale of crop production inputs and services at retail or (y) the sale of the crop production inputs set forth in Schedule 6.2.2 at wholesale (a "Competing Business"); provided, however, that nothing herein shall prohibit the Principal Stockholder from (i) owning not more than 5.0% of any class of securities of a publicly traded entity in a Competing Business, (ii) acquiring and following such acquisition, actively engaging in, any business enterprise partially engaged in a Competing Business, so long as not more than 20% of the fair market value of such business, as determined in good faith by the Principal Stockholder and certified to RCGI by the Principal Stockholder, is attributable to such Competing Business, or (iii) acquiring, and following such acquisition, actively engaging in, any business enterprise partially engaged in a Competing Business, provided that if more than 20% of the fair market value of such business, as determined in good faith by the Principal Stockholder and certified to RCGI by the Principal Stockholder, is attributable to such Competing Business, then such business shall divest itself of the subsidiary, division, group, franchise or segment which engages in such Competing Business as soon as practicable after the date of such acquisition, and provided, further, that with respect to any purchase intended to be accounted for as a pooling of interests under GAAP or treated for federal income tax purposes as a tax-free reorganization, no such divestiture shall be required until, in the reasonable opinion of the acquiror, such divestiture would no longer endanger the accounting of such acquisition as a pooling of interests under GAAP or the treatment for federal income tax purposes of such acquisition as a tax-free reorganization.

     6.2.3. Non Solicitation. From the date hereof until the later of (i) the third anniversary of the Closing Date and (ii) one (1) year after the termination of the Principal Stockholder's employment by the Company, the Principal Stockholder shall not, without prior written approval of RCGI, directly or indirectly, solicit for employment any current officer, senior manager, general manager, sales or technical employee of the Company; provided, however, that the foregoing shall not prevent the Principal Stockholder, or any of his Affiliates from hiring any such person (i) who contacts the Principal Stockholder or his Affiliates on his or her own initiative without solicitation from any of the Principal Stockholder or his Affiliates, (ii) in connection with general employment advertisements published in magazines, journals, newspapers and other publications that are not targeted at the Company or any of the Company's employees or (iii) who has been discharged by the Company prior to any such solicitation.

     6.2.4. The Principal Stockholder acknowledges that given the nature of the Business the covenants contained in this Section 6.2 contain reasonable limitations as to time, geographic area and scope of activity to be restrained, and do not impose a greater restraint than is necessary to protect and preserve for the benefit of RCGI the goodwill of the Company and to protect the legitimate business interests of the Company. If, however, this Section 6.2 is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographic area or by reason of its being too extensive in any other respect or for any other reason it will be interpreted to extend only over the longest period of time for which it may be enforceable and/or over the largest geographic area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court and in such action.

     6.2.5. The Principal Stockholder agrees that RCGI's remedies at law for any breach or threat of breach by the Principal Stockholder of the provisions of this Section 6.2 will be inadequate, and that RCGI shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section
6.2 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which RCGI may be entitled at law or equity. In the event of litigation regarding this Section 6.2, the prevailing party in such litigation shall, in addition to any other remedies that prevailing party may obtain in such litigation, be entitled to recover from the other party all reasonable legal fees and out-of-pocket expenses incurred by such party in enforcing or defending its rights hereunder.

     6.3. Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be reasonably necessary to transfer and convey the Jenkins Shares to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated hereby and by the Ancillary Documents.

     6.4. Transfer Taxes RCGI and the Principal Stockholder shall each pay, and shall indemnify the other party against, 50 percent of any sales Tax, use Tax, stamp Tax, stock transfer Tax or other similar Tax imposed on the transactions contemplated by this Agreement.

     6.5. Agreement to Defend and Indemnify. Without prejudicing its right to indemnification under Article VII hereof, RCGI acknowledges and accepts as contract rights (and agrees to cause the Company to honor in accordance with their terms) the provisions of the Company's charter and/or by-laws or other organizational documents as in effect on the date hereof with respect to indemnification of officers, directors, employees and agents of each of them (collectively, "Indemnified Persons") (including provisions relating to contribution, advancement of expenses and the like), and agrees that, for a period of six years after the Closing Date, indemnity provisions of the charter and by-laws or other organizational documents of the Company, to the extent the Company is still in existence, shall not be modified or amended except as required by law, unless such modification or amendment expands the rights of the Indemnified Persons to indemnification (including with respect to contribution, advancement of expenses and the like).

     6.6. Registration and Legend. RCGI agrees and understands that the Jenkins Shares have not been, and will not be, registered under the Securities Act or the securities laws of any state and that the Jenkins Shares may be sold or disposed of only in one or more transactions registered under the Securities Act and applicable state securities laws or as to which an exemption from the registration requirements of the Securities Act and applicable state securities laws is available. RCGI acknowledges and agrees that no person has any right to require the Principal Stockholder to cause the registration of any of the Jenkins Shares. The certificates representing the Jenkins Shares shall contain a legend similar to the following and other legends necessary or appropriate under applicable state securities laws:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO SUCH SHARES IS EFFECTIVE OR UNLESS THE COMPANY IS IN RECEIPT OF AN OPINION OF COUNSEL SATISFACTORY TO IT TO THE EFFECT THAT SUCH SHARES MAY BE SOLD WITHOUT REGISTRATION UNDER THE ACT AND SUCH LAWS.

     6.7. Section 351 Transaction. The parties hereto intend that the transactions contemplated by this Agreement regarding the transfer of securities or cash to RCGI in exchange for RCGI Shares shall be treated as transfers under
Section 351 of the Code. None of the parties hereto will take a position on their respective tax returns that is inconsistent with such treatment.

                                    ARTICLE 7
                                 Indemnification

     7.1. General. From and after the Closing, the parties shall indemnify each other as provided in this Article VII. All payments made by RCGI, the Company or Principal Stockholder, as the case may be, under this Article VII shall be treated as adjustments to the value of the property exchanged pursuant to
Section 1.2 for all tax purposes.

     7.2. Certain Definitions. As used in this Agreement, the following terms shall have the indicated meanings:

     7.2.1. "Damages" shall mean all losses, damages (including, with respect to Environmental Claims, costs of Remedial Actions), awards, fines, penalties, deficiencies, judgments, costs, expenses and fees (including reasonable attorneys' fees, accountants' fees, court costs and all other reasonable expenses incurred in investigating or defending any litigation or proceeding, commenced or threatened), resulting from, arising out of or incident to any of the indemnifiable items in this Article VII. Damages, however, shall be net of:
(i) any federal, state, or local income tax benefits actually realized by the Indemnified Party as a result of the matter for which indemnification is sought offset by any additional tax burden actually suffered by the Indemnified Party as a result of the matter giving rise to indemnification; provided that no Indemnified Party shall be required solely for the purpose of realizing a benefit to take any tax position that could have an adverse effect on such Indemnified Party if taken; and provided, further, that the Indemnified Party shall not be required to disclose its (or its Affiliates) tax returns, work papers or other information with respect to the preparation of such returns, but shall be required to disclose the foregoing only to a nationally recognized accounting firm that agrees to disclose only its conclusions to the Indemnifying Party that accrues to or is realized by the Indemnified Party in respect of the matter for which a claim is asserted; (ii) any proceeds received by the Indemnified Party from any separate indemnification or contribution from or against any person or entity; and (iii) insurance proceeds or coverage pursuant to any insurance (including title insurance) held by the Indemnified Party or its Affiliates and covering the event for which indemnification is sought or insurance proceeds recovered from any other person or entity by the Indemnifiable Party (less any costs, expenses, premium increases or taxes incurred in connection therewith).

     7.2.2. "Environmental Claim" shall mean any Third Party Claim arising under any Environmental Law; provided that Environmental Claims shall not include any enforcement actions by any government agency following the Closing Date with respect to, or related to compliance of the Business on or prior to the Closing Date with "process safety management regulations" (as defined under 29 C.F.R. 1910.119) ("Process Safety Management Claims") or state or federal laws or regulations concerning the transportation of hazardous materials ("Transportation Claims").

     7.2.3. "Indemnified Party" shall mean, with respect to a particular matter, a party hereto seeking indemnification from another party hereto pursuant to this Article VII.

     7.2.4. "Indemnifying Party" shall mean, with respect to a particular matter, a party against whom indemnification under this Article VII is sought by an Indemnified Party.

     7.2.5. "Third Party Claim" shall mean any claim, action, suit, proceeding, investigation, judicial or administrative order, or like matter which is asserted, requested or threatened by, or initiated at the request of, a person other than the parties hereto and their Affiliates, their successors and permitted assigns, against any Indemnified Party.

     7.3. The Principal Stockholder's Indemnification Obligations. The Principal Stockholder shall indemnify, defend and hold harmless RCGI, 399 Venture, the officers, directors, shareholders, employees and Affiliates thereof and their successors and permitted assigns (each referred to in this Agreement as an "RCGI Indemnitee" and, collectively, the "RCGI Indemnitees") against and from all Damages sustained or incurred, by any RCGI Indemnitee, as a result of or arising out of:

     7.3.1. any inaccuracy in or breach of any representation and warranty made by the Principal Stockholder in Section 2.3 or in any Ancillary Document delivered by the Principal Stockholder or the Company to RCGI or 399 Venture in connection herewith;

     7.3.2. any breach by the Principal Stockholder or the Company of, or failure of the Principal Stockholder or the Company to comply with, any of the covenants or obligations under this Agreement or in any Ancillary Document to be performed by the Principal Stockholder or the Company;

     7.3.3. any inaccuracy in or breach of any of the Environmental Representations and Warranties, whether made pursuant to this Agreement or in the certificate delivered to RCGI pursuant to Section 5.4.1(iv);

     7.3.4. any Environmental Claim solely to the extent that such Environmental Claim is associated with, arises from, or relates to (a) conditions existing prior to the Closing Date on the Real Estate, (b) conditions existing prior to the Closing Date on real estate (other than the Real Estate) formerly owned, leased or operated by the Company or any of their predecessors, (c) the operation of the Business or the operation of the businesses of any Company predecessor prior to the Closing Date or (d) the offsite disposal, transportation, recycling or Release or threatened Release of any Contaminants as a result of the Company's operations, or those of their predecessors, before the Closing Date, in each case, including Environmental Claims for a Release or threatened Release of any Contaminant on, in, at, to, beneath or from the Real Estate before the Closing Date (whether or not such Environmental Claim also constitutes a breach of the Environmental Representations and Warranties); provided that RCGI's activities (including communications), other than those activities required by Environmental Law, have not directly or indirectly triggered or caused to be ripened such Environmental Claim (it being understood that

RCGI Indemnitees' right to indemnification under this Section 7.3.4 shall not be nullified or limited by RCGI Indemnitees' compliance with Environmental Laws, including the conduct of investigations, in connection with facility operations, expansion or closure activities or the sale of the Business or other reasonable, good faith activities in connection with the operation of the Business in the ordinary course);

     7.3.5. any inaccuracy in or breach of any representation or warranty made by the Principal Stockholder in Section 2.3.30 or in respect thereof under the certificate delivered to RCGI pursuant to Section 5.3.4.

     7.3.6. Notwithstanding the foregoing provisions of this Section 7.3:

          (a) the Principal Stockholder shall be required to indemnify and hold harmless RCGI Indemnitees pursuant to Sections 7.3.1 through 7.3.5 only to the extent that the aggregate amount of Damages incurred by RCGI Indemnitees pursuant to Sections 7.3.1 through 7.3.5 exceeds $2,000,000 (it being understood that such $2,000,000 shall constitute a "deductible" for which the Principal Stockholder bears no indemnification responsibility and that such "deductible" shall be separate from and independent of any other such "deductible" set forth in this Agreement);

          (b) the Principal Stockholder shall be required to indemnify and hold harmless RCGI Indemnitees under this Section 7.3 only to the extent that the aggregate amount required to be paid by the Principal Stockholder pursuant to this Section 7.3 does not exceed $5 million.

          (c) Notwithstanding the foregoing the limitations contained in clauses
(a) and (b) of this Section 7.3.6 shall not apply to any Damages: (i) sustained or incurred by any RCGI Indemnitee as a result of or arising out of any breach of any representation or warranty in Section 2.3.1, Section 2.3.3, Section 2.3.4, or Section 2.3.9; (ii) sustained or incurred by any RCGI Indemnitee as a result of or arising out of any breach of or failure to comply with any covenant or obligation in Articles I, VI, VII or IX; or (iii) resulting or arising from an intentional or willful breach by the Company or the Principal Stockholder of any representation or warranty in Section 2.3 or any covenant under this Agreement or any Ancillary Document to which the Principal Stockholder or the Company is party which, in each case, would constitute common law fraud.

     7.3.7. Notwithstanding any other provision of this Agreement, the Company shall be required to indemnify and hold harmless RCGI Indemnitees pursuant to this Section 7.3 with the same force and effect as if the Company were the Principal Stockholder; provided, however, that (i) the Company shall not be required to make any payments under this Section 7.3 until the aggregate amount paid by the Principal Stockholder under such Section shall equal $5 million and
(ii) the Company shall be required to indemnify and hold harmless RCGI Indemnitees under this Section 7.3 only to the extent that the aggregate amount required to be paid by the Company pursuant to this Section 7.3 does not exceed $6 million.

     7.3.8. In addition to the foregoing indemnification provisions of this
Section 7.3, the Principal Stockholder shall indemnify, defend and hold harmless RCGI, 399 Venture, the Company, and the officers, director, shareholders, employees and Affiliates thereof and their successors and permitted assigns from and against (i) any claims by the ESOP, the ESOP Trust, or any ESOP participant or beneficiary of any such participant, for any payments following the Closing Date in connection with the Reverse Stock Split other than the payment of $2,877,853.62 specified in Recital H hereof (it being understood that the Principal Stockholder shall also be entitled to apply the $118,274 deposited in escrow by the Company plus any additional amounts deposited in escrow by the Rollover Investors towards any amounts payable under this clause (i)); (ii) any claim for any excise tax or penalty imposed under any provision of applicable law, including but not limited to ERISA or the Code by any governmental agency, including but not limited to the Internal Revenue Service or the United States Department of Labor; (iii) any payments in excess of $9,622,021.99 in the aggregate (inclusive of amounts deposited by the Rollover Investors into escrow for the benefit of the ESOP Trust) made or required to be made in cash to stockholders of the Company (other than the ESOP or the ESOP Trust) on account of (A) shares of the Company and options to purchase shares of Common Stock redeemed by the Company pursuant to the transactions contemplated by this Agreement, and (B) any payment made or required to be made by the Company to the Rollover Investors (including the Principal Stockholder) on account of shares of Common Stock and options to purchase shares of Common Stock which are being redeemed by the Company pursuant to the Management Redemption. The Principal Stockholder's indemnification obligations hereunder shall not be subject the limitations set forth in Section 7.3.6.

     7.4. Survival of Indemnification Obligations. The indemnification provided for in Section 7.3 shall terminate 18 months after the Closing Date (and no claims shall be made by any RCGI Indemnitee under Section 7.3 thereafter), except that the indemnification by the Principal Stockholder (and, subject to Section 7.3.7, by the Company) shall continue as to:

          (i) the covenants of the Principal Stockholder set forth in Article I or Article VI shall survive for the periods of time set forth therein or, if no period of time is set forth, such covenants shall survive indefinitely;

          (ii) claims for indemnification for breaches of representations and warranties set forth in Section 2.3.12 with respect to matters occurring on or after September 15, 1994, which survive until the expiration of the applicable statute of limitations (it being understood that indemnification for claims related to breaches of representations and warranties set forth in Section 2.3.12 to the extent attributable to matters occurring prior to September 15, 1994 shall terminate 18 months after the Closing Date);

          (iii) claims for indemnification under Sections 7.3.3, and 7.3.4 which shall survive until the fifth anniversary of the Closing Date (it being understood that indemnification for any such claims to the extent attributable to circumstances or events occurring prior to September 15, 1994 shall terminate 18 months after the Closing Date);

          (iv) the indemnification obligation under Section 7.3.8 relating in any way to claims for payments to the ESOP or the ESOP Trust, or any participant or beneficiary claiming benefits under the ESOP or the ESOP Trust, or to the proposed or asserted imposition of any taxes or penalties asserted by any governmental agency in respect of the ESOP or the ESOP Trust, shall survive until the 90th day following the close of any applicable statute of limitations with respect to such claims; and

          (v) any Damages of which any RCGI Indemnitee has notified the Principal Stockholder or the Company, as the case may be, in accordance with the requirements of Section 7.7 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 7.4, as to which the obligation of the Principal Stockholder or the Company, as the case may be, shall continue until the liability of the Principal Stockholder or the Company, as the case may be, shall have been determined pursuant to this Article VII, and the Principal Stockholder or the Company, as the case may be, shall have reimbursed all RCGI Indemnitees for the full amount of such Damages that are payable in accordance with this Article VII.

     7.5. Limitation on Indemnification Obligations. In the event that the Principal Stockholder or the Company, as the case may be (the "Defending Party") is conducting any defense against a Third Party Claim for which an RCGI Indemnitee has sought indemnification under Section 7.3, expenses incurred by the Defending Party in connection therewith, including legal costs and expenses, shall constitute RCGI Indemnitee Damages for purposes of determining the maximum aggregate amount to be paid by the Defending Party pursuant to Section 7.3.

     7.6. RCGI's Indemnification Covenants. RCGI shall indemnify, defend and hold harmless the Principal Stockholder and his respective Affiliates, successors and assigns (individually, a "Stockholder Indemnitee" and, collectively, the "Stockholder Indemnities"), against and from all Damages sustained or incurred by any Stockholder Indemnitee as a result of or arising out of or by virtue of:

     7.6.1. any inaccuracy in or breach of any representation and warranty made by RCGI to the Principal Stockholder herein or in any Document delivered to the Principal Stockholder by RCGI in connection herewith;

     7.6.2. any breach by RCGI of, or failure by RCGI to comply with, any of the covenants or obligations under this Agreement or any Document to be performed by RCGI, unless the Principal Stockholder had waived or consented to such breach or failure as of the Closing Date; or

     7.6.3. any Environmental Claim solely to the extent that such Environmental Claim is associated with, arises from or relates to (a) conditions arising on the Real Estate on or after the Closing Date, (b) the operation of the Company on or after the Closing Date or (c) the offsite disposal, transportation, recycling, Release or Threatened Release of any Contaminants as a result of the Company's operations on or after the Closing Date, in each case, including Environmental Claims for a Release or threatened Release of any Contaminant on, in, at, to, beneath or from the Real Estate on or after the Closing Date.

     7.7. Indemnification Procedures.

     7.7.1. An Indemnified Party shall give prompt written notice to the Indemnifying Party of the assertion of any claim for indemnification (a "Claim Notice"). Each Claim Notice shall set forth, with reasonable specificity, the facts and circumstances of any such claim for indemnification or Third Party Claim and the grounds for which indemnification is sought and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be subject to the provisions of Sections 7.7.3.

     7.7.2. After the giving of any Claim Notice, the amount of indemnification to which an Indemnified Party shall be entitled under this Article VII shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnifying Party; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnifying Party shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Damages suffered by it.

     7.7.3. (a) In order for a party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Third Party Claim, the Indemnified Party must notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim within 20 days after receipt by such Indemnified Party of written notice of the Third Party Claim. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within 10 business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnifying Party relating to the Third Party Claim. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a Third Party Claim, the Indemnified Party must notify the Indemnifying Party with a copy of the complaint within 10 business days after receipt thereof and shall deliver to the Indemnifying Party within seven business days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. Failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnity obligation, except to the extent the Indemnifying Party is actually prejudiced in its defense of the action by such failure. Subject to attorney-client privilege, the parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. Except as hereinafter provided in this Section 7.7, the Indemnified Party shall not, and the Indemnifying Party shall, have the right using counsel reasonably acceptable to the Indemnified Party to contest, defend, litigate or settle any such Third Party Claim which involves (and continues to involve) solely monetary damages; provided that the Indemnifying Party shall have notified the Indemnified Party in writing of its intention to do so within 90 days of the Indemnified Party having given notice of the Third Party Claim to the Indemnifying Party and provided further that (i) the Indemnifying Party expressly agrees in such notice to the Indemnified Party that, if the Third Party Claim is adversely determined, the Indemnifying Party shall have an obligation to indemnify against such Third Party Claim; (ii) the defense of such Third Party Claim by the Indemnifying Party will not, in the reasonable opinion of the Indemnified Party, reasonably be likely to have a Material Adverse Effect; and (iii) the Indemnifying Party shall diligently address the Third Party Claim (the conditions set forth in clauses (i), (ii) and (iii) being collectively referred to as the "Litigation Conditions"). The Indemnified Party shall have the right to participate, and to be represented by counsel at its own expense, in any such contest, defense, litigation or settlement conducted by the Indemnifying Party, provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim.

          (b) The Indemnifying Party shall not be entitled, or shall lose its right, to contest, defend, litigate and settle the Third Party Claim if the Indemnified Party shall give written notice to the Indemnifying Party of any objection thereto based upon the Litigation Conditions. The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim, enter into any compromise or settlement which commits the Indemnified Party to take, or to forbear to take, any action or which does not provide for a complete release by such third party of the Indemnified Party without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Party Claim, provided that, in such event, the Indemnified Party shall waive any right to indemnity therefor.

          (c) If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume the defense of, a Third Party Claim pursuant to this Section 7.2, or if, in accordance with Section 7.2.3(b), the Indemnifying Party shall not be entitled, or shall lose its right, to contest, defend, litigate and settle such a Third Party Claim or if such Third Party Claim involves equitable or other non-monetary relief, the Indemnified Party shall have the right to contest, defend and litigate such Third Party Claim; provided that the Indemnifying Party shall have the right to participate in, and to be represented by counsel (at its own expense) in any such contest, defense, litigation or settlement conducted by the Indemnified Party. The Indemnified Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim, enter into any compromise or settlement which commits the Indemnifying Party to take, or to forbear to take, any action (other than the payment of money) without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

     7.7.4. In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnifying Party has indemnified it pursuant to this Article VII, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

     7.8. Cooperation on Environmental Claims

     7.8.1. RCGI's Rights to Remedial Action. In addition to the provisions of
Section 7.7, if any claim for indemnification is sought against the Principal Stockholder with respect to any Environmental Claim, the resolution of which involves or includes Remedial Action at Real Estate owned, leased, or operated by the Company at the time such Remedial Action is to be conducted, RCGI may, in its discretion, elect to assume full control over any Remedial Action in connection with any such claim. Upon such election, RCGI shall: (i) after the Principal Stockholder gives reasonable notice, permit representatives of the Principal Stockholder (including the Principal Stockholder's advisors and consultants) to visit and inspect from time to time any properties to which the Environmental Claim relates; (ii) after the Principal Stockholder gives reasonable notice, allow the Principal Stockholder to enter on such properties from time to time for the purpose of conducting such environmental tests as the Principal Stockholder may reasonably desire with respect to the Environmental Claim; all during normal business hours and at the Principal Stockholder's expense; and (iii) prior to submission to any government agency, provide the Principal Stockholder with a reasonable opportunity to review and approve, which approval shall not be unreasonably withheld, all proposals, reports, submissions, data, correspondence, or other documents. RCGI may, at its discretion, elect to allow the Principal Stockholder to assume full control over Remedial Action upon providing written notice to the Principal Stockholder of such election and upon providing the Principal Stockholder with sufficient opportunity to assume such control. In the event that RCGI shall refuse to cooperate as set forth in this Section 7.8.1 and Section 7.8.2 with respect to the taking of a Remedial Action with respect to an Environmental Claim, the Principal Stockholder shall have no further liability to RCGI with respect to the Environmental Claim.

     7.8.2. The Principal Stockholder's Rights to Remedial Action. If RCGI elects to allow the Principal Stockholder to assume full control over Remedial Actions pursuant to Section 7.8.1, RCGI shall: (i) provide the Principal Stockholder with access to the Real Estate at all reasonable times to enable the Principal Stockholder to perform such Remedial Action; provided that unless required by a final government order, the Principal Stockholder shall not undertake a Remedial Action or other action in settlement of a claim that would materially and adversely affect RCGI's or the Company's operations at the Real Estate unless consented to by RCGI; (ii) furnish the Principal Stockholder with such relevant records, information, reports, studies, data, and cost estimates in RCGI's or the Company's possession; and (iii) attend such conferences, proceedings, hearings, trials, or appeals regarding any Remedial Action or any Environmental Claim as the Principal Stockholder shall reasonably request with sufficient advance notice. For any Principal Stockholder performed Remedial Actions, the Principal Stockholder shall: (i) provide RCGI with reasonable advance notice to allow RCGI to attend any conferences, proceedings, hearings, trials, or appeals regarding any Remedial Action; and (ii) prior to submission to any government agency, provide RCGI with a reasonable opportunity to review and approve, which approval shall not be unreasonably withheld, all proposals, reports, submissions, data, correspondence, or other documents.

     7.8.3. Minimization of Remedial Action Costs and Disruption of Operation.

          (a) The Principal Stockholder and RCGI Indemnitees agree to use their best efforts to minimize costs of Remedial Actions and minimize disruption of operations with respect to Environmental Claims, and, in deciding among various alternative courses of remedial action, due consideration shall be given to minimization of costs and the minimization of interference with the ongoing operations and to the prompt resolution of the Environmental Claim; provided, however, that if any Remedial Action subject to indemnification hereunder is reasonably expected to have a Material Adverse Effect, the Principal Stockholder shall compensate RCGI and/or the Company therefor. and provided further, that any amount paid by the Principal Stockholder pursuant to this Section 7.8.3 shall be credited toward the amount payable by the Principal Stockholder pursuant to Section 7.3.6(b) and shall be subject to the payment limitation of such section.

          (b) RCGI will make available its employees at each site and equipment and other fixed assets purchased hereunder and located at such site to assist in the remediation work to the extent such employees and equipment are reasonably capable of doing such work and permitted to do so under Environmental Law; provided, however, that no such employee shall be required to assist in the remediation effort if to do so will materially diminish such employee's availability to perform and be utilized for such employee's normal job purpose or would otherwise materially interfere with RCGI's operations.

     7.9. Mitigation. Each of the parties agrees to take all reasonable steps (taking into account the nature of the event or condition, and the other demands on the time and attention of the officers of each respective party) to mitigate their respective Damages upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Damages that are indemnifiable hereunder; provided that such mitigation shall not interfere with or disrupt in any material respect the business or operations of a party.

     7.10. Indemnification Exclusive Remedy. Except to the extent remedies cannot be waived as a matter of law and except for injunctive relief pursuant to
Section 6.2, if the Closing occurs, indemnification pursuant to the provisions of this Article VII shall be the exclusive remedy of the parties for any misrepresentation or breach of any representation, warranty, agreement or covenant contained herein or in any Ancillary Document (other than the Preferred Stockholders Agreement, the Securities Holders Agreement, the Registration Rights Agreement and the Jenkins Employment Agreement) (it being understood that, without limiting the generality of the foregoing, (a) no action in tort or strict liability may be maintained by any Indemnified Party, (b) the only action which may be asserted by any Indemnified Party with respect to any Environmental Claim shall be a contract action to enforce, or to recover Damages pursuant to, this Article VII, and (c) each of the Principal Stockholder and RCGI, for itself and the other RCGI Indemnitees or Stockholder Indemnitees, as the case may be, hereby waives any and all statutory rights, including rights of contribution or indemnification that any of them might otherwise be entitled to under any federal, state or local law (including Environmental Laws (including CERCLA)).

                                    ARTICLE 8
                        Effect of Termination/Proceeding

     8.1. General. The parties shall have the rights and remedies with respect to the termination and/or enforcement of this Agreement which are set forth in this Article VIII.

     8.2. Right to Terminate. Anything to the contrary herein notwithstanding, this Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

     8.2.1. by the mutual written consent of RCGI and the Principal Stockholder;

     8.2.2. by prompt notice given in accordance with Section 9.3, by either of such parties if the Closing shall not have occurred at or before 11:59 p.m. on June 30, 1999 and provided that the right to terminate this Agreement under this
Section 8.2.2 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date; or

     8.2.3. by RCGI or the Principal Stockholder if any court of competent jurisdiction in the United States or other United States governmental body shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

     8.3. Certain Effects of Termination. In the event of the termination of this Agreement by either the Principal Stockholder or RCGI as provided in
Section 8.2:

     8.3.1. each party, if so requested by the other party, will return promptly every document furnished to it by the other party (or any subsidiary, division, associate or Affiliate of such other party) in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made; and

This Section 8.3 and Section 8.7 shall survive any termination of this Agreement.

     8.4. Remedies. Notwithstanding any termination right granted in Section 8.2, in the event of the nonfulfillment of any condition to a party's closing obligations, in the alternative, such party may elect to do one of the following:

     8.4.1. proceed to close despite the nonfulfillment of any closing condition, it being understood that consummation of the Closing shall be deemed a waiver of a breach of any representation, warranty, agreement or covenant or of such party's rights and remedies with respect thereto to the extent that such party shall have knowledge of such breach and the Closing shall nonetheless occur;

     8.4.2. decline to close, terminate this Agreement as provided in Section 8.2, and thereafter seek damages to the extent permitted in Section 8.5; or

     8.4.3. seek specific performance of the obligations of the other party, each party hereby agreeing that in the event of any breach by such party of this Agreement, remedies at law for any such breach will be inadequate, and that such non-breaching party shall be entitled to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such non-breaching party may be entitled at law or equity.

     8.5. Right to Damages. If this Agreement is terminated pursuant to Section 8.2, neither party hereto shall have any claim against the other except as set forth in Section 8.4 or, if the circumstances giving rise to such termination were caused by the other party's willful failure to comply with a material covenant set forth herein, such termination shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of said party.

     8.6. Non-Solicitation. If this Agreement is terminated, neither RCGI nor 399 Venture nor any of their Affiliates will, for a period of one year thereafter, without the prior written approval of the Company, directly or indirectly solicit, induce or attempt to persuade any person who is an employee of the Company on the date hereof or at any time hereafter that precedes such termination, to terminate his or her employment with the Company. Each of 399 Venture and RCGI agrees that the Company's remedies at law for any breach or threat of breach by RCGI or 399 Venture, as the case may be, of the provisions of this Section 8.6 will be inadequate, and that the Company shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this
Section 8.6 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which the Company may be entitled at law or in equity. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 8.6, any term, restriction, covenant or promise in this Section 8.6 is found to be unreasonable and for that reason unenforceable, then such term, restriction,

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

covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

     8.7. Confidentiality. (a) 399 Venture shall, and shall cause its representatives and agents to, keep confidential and not disclose to any other person (other than its legal and financial advisors and accountants) or use for their own benefit or the benefit of any other person, any information regarding the business and affairs of the Company. The obligation of 399 Venture and its representatives and agents under this Section 8.7 shall not apply to information which: (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 8.7; (ii) was otherwise available to 399 Venture on a non-confidential basis; or (iii) is required to be disclosed by law, order or regulation of a court or tribunal or government or disclosures necessary to implement the provisions of this Agreement or the Ancillary Documents; provided, however, that, in the case of clause (iii) above, 399 Venture shall provide the Principal Stockholder and the Company as much advance notice of the possibility of such disclosure as practicable so the Principal Stockholder and the Company may attempt to stop such disclosure or obtain a protective order concerning such disclosure. Notwithstanding anything contained in the foregoing, the parties hereto expressly acknowledge and agree that the representations, covenants, and other agreements of 399 Venture and Citicorp Venture Capital, Ltd. contained in this Section 8.7 apply only to 399 Venture and Citicorp Venture Capital, Ltd. and not to any of its affiliates or shareholders, including, without limitation, Citibank, N.A., Citicorp or Citigroup.

                                    ARTICLE 9
                                  Miscellaneous

     9.1. Fees. Each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including financial advisors', attorneys', accountants' and other professional fees and expenses; provided, however, that Company shall pay such fees and expenses incurred by the Company prior to the Closing Date.

     9.2. Publicity. Except as otherwise required by law or applicable stock exchange rules, press releases and other publicity concerning this transaction shall be made only with the prior agreement of the Principal Stockholder, the Company and RCGI (and in any event, the Principal Stockholder and RCGI shall use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity); provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement.

     9.3. Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three business days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand, by facsimile, or by nationally recognized private courier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two business days after its delivery by facsimile. All notices shall be addressed as follows:

     If to the Company or the Principal Stockholder:

     Francis P. Jenkins, Jr.

           Royster-Clark, Inc.
           10 Rockefeller Plaza
           Suite 1120
           New York, NY  10020
           Fax: (212) 332-2999

     with a copy to:

           Randolph G. Abood
           Royster-Clark, Inc.
           10 Rockefeller Plaza
           Suite 1120
           New York, NY  10020
           Fax (212) 332-2994

     If to RCGI or 399 Venture:

           c/o 399 Venture Partners, Ltd
           399 Park Avenue, 14th Floor, Zone 4
           New York, New York 10043
           Attention:  Thomas F. McWilliams
           Fax:  (212) 888-2940

     with a copy to:

           Dechert Price & Rhoads
           4000 Bell Atlantic Tower
           1717 Arch Street
           Philadelphia, Pennsylvania 19103
           Attention:  Craig Godshall, Esq.
           Fax:  (212) 994-2222
and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 9.3.

     9.4. Entire Agreement; Interpretation. This Agreement and the Ancillary Documents constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Disclosure Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Any amendments, or alternative or supplementary provisions, to this Agreement must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion or omission of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules is or is not in the ordinary course of business for purposes of this Agreement. The Principal Stockholder may once not later than 20 days after the date hereof (or, in the event the Closing shall not have occurred prior to the date set forth in
Section 8.2.2, then once per 30 days thereafter) by notice in accordance with the terms of this Agreement, supplement or amend the Disclosure Schedules, in order to add information arising from events after the date hereof. No such supplement or amendment shall be evidence, in and of itself, that the representations and warranties in the Agreement are no longer true and correct in accordance with their terms. It is specifically agreed that the Disclosure Schedules may be so supplemented or amended to add immaterial, as well as material, items thereto. No such supplemental or amended Disclosure Schedules shall be deemed to cure any breach for purposes of Section 4.2. If, however, the Closing occurs, any such supplement or amendment will be effective to cure and correct for all other purposes any breach of any representation, warranty, covenant or agreement which would have existed if Seller had not made such supplement or amendment, and all references to the Disclosure Schedules which are supplemented or amended as provided in this Section 9.4 shall for all purposes after the Closing be deemed to be a reference to the Disclosure Schedules as so supplemented or amended.

     9.5. Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

     9.6. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

     9.7. Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

     9.8. Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Except as set forth in Section 6.5 or in respect of any RCGI Indemnitee or Stockholder Indemnitee which is not a party hereto, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including third party beneficiary rights.

     9.9. Assignability. This Agreement shall not be assignable by RCGI without the prior written consent of the Principal Stockholder; provided, however, that RCGI may assign its rights hereunder to the Company, any Affiliates of RCGI, to any successor to its business, or as collateral security to any person providing financing to RCGI to consummate the transactions contemplated hereunder; and provided further, however, that no such assignment shall relieve RCGI of its obligations hereunder.

     9.10. Governmental Reporting. Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement shall be construed to mean that a party hereto or other person must make or file, or cooperate in the making or filing of, any return or report to any governmental authority in any manner that such person or such party reasonably believes or reasonably is advised is not in accordance with law.

     9.11. Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of New York applicable to contracts made in that State.

     9.12. Waiver of Trial by Jury. Each of the parties hereto waives the right to a jury trial in connection with any suit, action or proceeding seeking enforcement of such party's rights under this Agreement.

     9.13. Consent to Jurisdiction. This Agreement has been executed and delivered in and shall be deemed to have been made in New York, New York. Each of the Principal Stockholder, 399 Venture, the Company and RCGI agrees to the exclusive jurisdiction of any state or Federal court within the City of New York, Borough of Manhattan with respect to any claim or cause of action arising under or relating to this Agreement, and waives personal service of any and all process upon it or him, and consents that all services of process be made by hand, by registered mail or certified mail, return receipt requested, directed to it or him at its or his address as set forth in Section 9.3, and service so made shall be deemed to be completed when received. Each of the Principal Stockholder, 399 Venture, the Company and RCGI waives any objection based on forum non conveniens and waives any objection to venue of any action instituted hereunder. Nothing in this paragraph shall affect the right of each of the Principal Stockholder, 399 Venture, the Company or RCGI to serve legal process in any other manner permitted by law.

     9.14. Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

     9.15. Construction. The titles and headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. The term "including" means "including, without limitation".

     IN WITNESS WHEREOF, the parties have executed this Exchange Agreement on the date first above written.


                                       ROYSTER-CLARK GROUP, INC.




                                       By: /s/ Paul M. Murphy
                                           ------------------------------------
                                            Name:  Paul M. Murphy
                                            Title: Vice President



                                       399 VENTURE PARTNERS, INC.




                                       By: /s/ Thomas F. McWilliams
                                           ------------------------------------
                                            Name:  Thomas F. McWilliams
                                            Title:



                                       ROYSTER-CLARK, INC.





                                       By: /s/ Paul M. Murphy
                                           ------------------------------------
                                            Name: Paul M. Murphy
                                            Title: Vice President



                                       /s/ Francis P. Jenkins, Jr.
                                       -----------------------------------------
                                       Francis P. Jenkins, Jr.

                                     Annex A

                        Redemptions - Shares and Amounts

                                     Annex B

                          Exchange - Shares and Amounts